Exhibit 99
NACCO
I N D U S T R I E S , I N C .
Managing for long-term profit growth 2006 Annual Report

NACCO Industries, Inc. at a Glance

2006
Financial Results
NACCO Materials Handling Group (“NMHG”)
Headquarters: Portland, Oregon

NMHG Wholesale designs, engineers, manufactures and sells a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. Lift trucks and component parts are manufactured in the United States, Northern Ireland, Scotland, The Netherlands, China, Italy, Japan, Mexico, the Philippines and Brazil.

NMHG Retail operates a small number of wholly owned dealers and rental companies, which sell, lease and service Hyster® and Yale® lift trucks, including sales of related service parts.
NMHG Wholesale: Revenues: $2.3 billion Operating profit: $76.5 million Net income: $43.7 million NMHG Retail: Revenues: $170.6 million Operating loss: $9.0 million Net loss: $9.1 million
NACCO Housewares Group
Hamilton Beach/Proctor-Silex (“HB/PS”)
Headquarters: Richmond, Virginia

HB/PS is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels.
HB/PS: Revenues: $546.7 million Operating profit: $42.5 million Net income: $22.2 million

Kitchen Collection
Headquarters: Chillicothe, Ohio

Kitchen Collection is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States.
Kitchen Collection: Revenues: $170.7 million Operating profit: $6.8 million Net income: $3.7 million

The North American Coal Corporation (“NACoal”)
Headquarters: Dallas, Texas

North American Coal mines and markets lignite coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies in the United States.

North American Coal operates six surface lignite mines. The company also provides dragline mining services operating under the name “North American Mining Company” for independently owned limerock quarries in Florida.
North American Coal: Revenues: $149.0 million Operating profit: $61.5 million Net income: $39.7 million

NACCO Industries, Inc. is an operating holding company with three principal businesses: lift trucks, housewares and mining. In 2006, total revenues were $3.3 billion and net income was $106.2 million.

Market Positions	Competitive Advantages	Financial Objectives	Key Business Programs
NACCO Materials Handling Group is a world leader in the lift truck industry with an estimated 12 percent market share worldwide, including a 26 percent market share in the Americas market.

Lift trucks are distributed through a worldwide network of independent Hyster® and Yale® dealers and a limited number of wholly owned dealers.

• Leading market share positions in the Americas and worldwide
• Highly recognized Hyster® and Yale® brand names
• Large installed population base of lift trucks; an estimated 790,000 Hyster® and Yale® lift trucks in operation worldwide
• Highly diverse customer base with more than 600 different end-user applications in 900 industries
• Comprehensive global product line
• Strong dealer network
• Industry-leading national account coverage in the Americas
• Globally integrated operations with significant economies of scale
Minimum operating profit margin target of 9 percent
• Manufacturing restructuring
• Quality initiative
• Global supply chain
• New product development
• New product introductions
• SPED (Customization) strategy
• Strategic pricing optimization
• Industry marketing strategy
• National and global accounts
• Anchor Dealer program
• Dealer excellence enhancement
• Aftermarket parts
• NMHG Retail improvements

HB/PS is one of the leading companies in small appliances, with strong share positions in many of the categories in which it competes.

HB/PS products are primarily distributed through mass merchants, national discount department stores, warehouse clubs and other retail sales outlets.
HB/PS:
• Strong heritage brands with leading market shares
• Strong relationships with leading retailers
• Highly professional and experienced management team
• Successful track record of product line expansion and new product innovation
• Industry-leading working capital management
HB/PS: Minimum operating profit margin target of 10 percent	HB/PS:
• Manufacturing cost reduction
• Continuous quality improvement
• Supply chain optimization
• Product development process
• New product introductions
• Retailer and channel focus
• Strategic brand application

Kitchen Collection is the nation’s leading specialty retailer of kitchen and related products in factory outlet malls with 280 stores throughout the United States in 2006.	Kitchen Collection: • Highly analytical merchandising skills and disciplined operating controls • Two well-established, complementary retail formats –Kitchen Collection® and Le Gourmet Chef®	Kitchen Collection: Minimum operating profit margin target of 5 percent	Kitchen Collection:
• Continuous product cost management
• Store expense management
• Logistics efficiency
• Innovative products and merchandising
• Hamilton Beach/Proctor-Silex brand leverage
• Economic Value Income
• Outlet mall format initiatives
• Traditional mall format initiatives
• Vanity Fair initiative
• Internet format initiative

North American Coal is the nation’s largest miner of lignite coal and among the ten largest coal producers. Lignite coal is delivered from mines in Texas, North Dakota, Louisiana and Mississippi to adjacent or nearby power plants.

• Lignite coal mines provide steady income and cash flow before financing activities and high return on equity
• Contracts structured to minimize exposure to market fluctuations of coal prices
• 2.2 billion tons of lignite coal reserves, of which 1.1 billion tons are committed to current customers
• Outstanding operational and technological mining skills
• Highly efficient heavy equipment utilization
• Excellent record of environmental responsibility and employee safety
Minimum return on total capital employed of 13 percent and attain positive Economic Value Income from all existing consolidated mining operations and any new projects, and maintain or increase profitability of all existing unconsolidated project mining operations
• Employee safety
• Contract structure
• Mississippi Lignite Mining Company improvement
• Red River Mining Company improvement
• Limerock dragline mining operations
• Mining and management innovation
• Environmental commitment
• Leveraging NACoal’s lignite coal reserves
• Mining NACoal reserves for direct coal-fired power generation
• Mining NACoal reserves for coal gasification
• Mining NACoal reserves for coal-based energy production
• Utilizing lignite coal enhancement technologies
• Contract mining of lignite coal
• Contract mining of aggregates

MANAGING FOR LONG-TERM PROFIT GROWTH
NACCO INDUSTRIES, INC.
Table of Contents

Selected Financial and Operating Data	2
Letter to Stockholders	4
NACCO Materials Handling Group	10
Hamilton Beach/Proctor-Silex	20
Kitchen Collection	28
The North American Coal Corporation	36
Supplemental Data	44
Officers and Directors	46
Form 10-K	47
Corporate Information	Inside Back Cover
Front Cover: Two draglines work through the night at The Sabine Mining Company in Texas.

In 2006, NACCO had a number of significant achievements and realized substantially improved financial performance.

NACCO Industries, Inc.
     In 2005, key performance improvement programs began to produce positive results at each subsidiary company, enhancing overall profit performance. As each subsidiary company moved further along in implementing programs, ground work was laid for additional progress in future years.
     In 2006, NACCO realized significantly improved performance as several key performance improvement programs matured. Net income increased at all subsidiary companies and overall results were strong, although enhanced by one-time events. Performance met or exceeded 2006 expectations at Hamilton Beach/Proctor-Silex, Kitchen Collection and North American Coal, while results fell short of 2006 expectations at NACCO Materials Handling Group due, in part, to external factors.
     In 2007, each subsidiary company, and more importantly NACCO Materials Handling Group, remains committed to its performance improvement programs. Meaningful actions are being taken to address key issues such as managing costs, driving innovation and improving sales and marketing professionalism with a goal of achieving NACCO’s performance and growth objectives. Returns on total capital employed are expected to remain strong as the subsidiary companies make progress toward their established financial goals.

SELECTED FINANCIAL AND OPERATING DATA
MANAGING FOR LONG-TERM PROFIT GROWTH
NACCO Industries, Inc. and Subsidiaries

	Year Ended December 31
	2006	2005	2004	2003	2002
	(In millions, except per share data)
Operating Statement Data :
Revenues	$3,349.0	$3,157.4	$2,782.6	$2,472.6	$2,285.0
Earnings of unconsolidated project mining subsidiaries	$36.0	$33.8	$31.5	$31.7	$30.3
Operating profit	$172.6	$108.0	$88.0	$117.2	$115.5

Income before extraordinary gain (loss) and cumulative effect of accounting changes	$93.4	$57.8	$47.4	$49.8	$49.6
Extraordinary gain (loss), net-of-tax	12.8	4.7	0.5	1.8	(7.2)
Cumulative effect of accounting changes, net-of-tax	—	—	—	1.2	—

Net income	$106.2	$62.5	$47.9	$52.8	$42.4

Diluted Earnings per Share:
Income before extraordinary gain (loss) and cumulative effect of accounting changes	$11.33	$7.03	$5.77	$6.07	$6.05
Extraordinary gain (loss), net-of-tax	1.56	0.57	0.06	0.22	(0.88)
Cumulative effect of accounting changes, net-of-tax	—	—	—	0.15	—

Net income	$12.89	$7.60	$5.83	$6.44	$5.17

Per Share and Share Data:
Cash dividends	$1.905	$1.848	$1.675	$1.260	$0.970
Market value at December 31	$136.60	$117.15	$105.40	$89.48	$43.77
Stockholders’ equity at December 31	$96.27	$85.50	$83.76	$77.63	$68.21

Actual shares outstanding at December 31	8.238	8.226	8.214	8.206	8.201
Diluted weighted average shares outstanding	8.242	8.223	8.212	8.204	8.198

Balance Sheet Data at December 31:
Total assets	$2,156.3	$2,094.0	$2,038.6	$1,839.8	$1,780.8
Long-term debt	$359.9	$406.2	$407.4	$363.2	$416.1
Stockholders’ equity	$793.1	$703.3	$688.0	$637.0	$559.4

NACCO Industries, Inc.

	Year Ended December 31
	2006	2005	2004	2003	2002
	(In millions, except employee data)
Cash Flow Data:
Operating Activities
NACCO Materials Handling Group	$84.8	$11.9	$80.0	$50.1	$72.1
Hamilton Beach/Proctor-Silex	28.7	31.8	17.7	34.7	45.3
Kitchen Collection	17.2	0.1	(0.6)	6.5	6.7
North American Coal Corporation	38.7	26.4	41.1	36.1	36.6
NACCO and Other	4.1	5.0	(12.0)	(3.8)	(11.2)

Provided by operating activities	$173.5	$75.2	$126.2	$123.6	$149.5

Investing Activities
NACCO Materials Handling Group	$(30.6)	$(30.1)	$(17.3)	$(11.1)	$(7.3)
Hamilton Beach/Proctor-Silex	7.2	(3.8)	(5.5)	(4.5)	(1.9)
Kitchen Collection	(16.1)	(1.0)	(2.2)	(1.3)	(1.3)
North American Coal Corporation	4.2	(21.4)	(15.3)	(26.3)	(7.2)
NACCO and Other	—	—	—	0.1	(0.8)

Used for investing activities	$(35.3)	$(56.3)	$(40.3)	$(43.1)	$(18.5)

Cash Flow before Financing Activities (1)
NACCO Materials Handling Group	$54.2	$(18.2)	$62.7	$39.0	$64.8
Hamilton Beach/Proctor-Silex	35.9	28.0	12.2	30.2	43.4
Kitchen Collection	1.1	(0.9)	(2.8)	5.2	5.4
North American Coal Corporation	42.9	5.0	25.8	9.8	29.4
NACCO and Other	4.1	5.0	(12.0)	(3.7)	(12.0)

Consolidated Cash Flow before Financing Activities	$138.2	$18.9	$85.9	$80.5	$131.0

Used for financing activities	$(105.8)	$(1.8)	$(4.1)	$(71.9)	$(146.8)

Other Data:
Adjusted EBITDA(2)	$217.5	$177.7	$160.4	$181.3	$179.1

Total employees at December 31(3)	11,300	11,100	11,600	11,600	12,200

(1)	Cash Flow before Financing Activities is equal to net cash provided by operating activities less net cash used for investing activities.

(2)	Adjusted EBITDA is provided solely as a supplemental disclosure with respect to liquidity because management believes it provides useful information regarding a company’s ability to service its indebtedness. Adjusted EBITDA does not represent cash flow from operations, as defined by U.S. generally accepted accounting principles. You should not consider Adjusted EBITDA as a substitute for net income or net loss, or as an indicator of our operating performance or whether cash flows will be sufficient to fund our cash needs. NACCO defines Adjusted EBITDA as income before income taxes, minority interest (income) expense, extraordinary gain (loss) and cumulative effect of accounting changes plus net interest expense and depreciation, depletion and amortization expense. Adjusted EBITDA is not a measurement under U.S. generally accepted accounting principles and is not necessarily comparable with similarly titled measures of other companies. Net cash flows from operating, investing and financing activities as determined using U.S. generally accepted accounting principles are presented above. A reconciliation of cash flow from operations to Adjusted EBITDA is presented below.

(3)	Includes employees of the unconsolidated project mining subsidiaries.

	Year Ended December 31
	2006	2005	2004	2003	2002
	(In millions)
Reconciliation of Cash Flow From Operations to Adjusted EBITDA:(2)
Cash flow from operations	$173.5	$75.2	$126.2	$123.6	$149.5
Change in working capital items	(22.4)	45.5	0.6	14.1	(10.3)
Gain (loss) on sale of assets	25.6	0.6	(0.6)	(1.5)	0.4
Restructuring (charges) reversals	(0.8)	(2.7)	(7.6)	1.2	(12.3)
Difference between deferred income taxes and total tax provision (benefit)	19.1	20.7	7.2	4.9	(6.5)
Other non-cash items	(11.8)	(4.9)	(10.6)	(8.9)	9.1
Interest expense, net	34.3	43.3	45.2	47.9	49.2

Adjusted EBITDA(2)	$217.5	$177.7	$160.4	$181.3	$179.1

Calculation of Adjusted EBITDA:(2)
Net income	$106.2	$62.5	$47.9	$52.8	$42.4
Cumulative effect of accounting changes, net-of-tax	—	—	—	(1.2)	—
Extraordinary (gain) loss, net-of-tax	(12.8)	(4.7)	(0.5)	(1.8)	7.2
Minority interest income	(0.7)	(0.1)	(0.4)	(0.6)	(1.2)
Income tax provision	27.8	13.1	5.3	15.8	11.3
Interest expense	41.8	47.5	47.4	51.0	52.9
Interest income	(7.5)	(4.2)	(2.2)	(3.1)	(3.7)
Depreciation, depletion and amortization expense	62.7	63.6	62.9	68.4	70.2

Adjusted EBITDA(2)	$217.5	$177.7	$160.4	$181.3	$179.1

This Annual Report contains references to non-GAAP financial measures. Presentations of, and quantitative reconciliations to, the most directly comparable financial measures calculated and presented in accordance with GAAP appear on this page and pages 44 and 45.

MANAGING FOR LONG-TERM PROFIT GROWTH
TO OUR STOCKHOLDERS
[PICTURE — BUILDING]

A letter from Alfred M. Rankin, Jr., Chairman, President and Chief Executive Officer of NACCO Industries, Inc.
Introduction
     In 2006, NACCO Industries, Inc. had a number of significant achievements and produced very strong financial results, including substantial increases in net income, cash flow before financing activities and return on equity. Specifically, net income at NACCO increased by 70 percent in 2006 over 2005 as a result of improved performance at all of our subsidiary companies, although several events affecting 2006’s net income are unlikely to reoccur.
     While key profitability and growth programs in place at North American Coal (“NACoal”), Hamilton Beach/Proctor-Silex (“HB/PS”) and Kitchen Collection (“KCI”) delivered substantial benefits, progress toward financial goals was slower than expected at NACCO Materials Handling Group (“NMHG”), the largest of NACCO’s subsidiary companies. Strategic actions have been identified so that NMHG can adapt to changing conditions while continuing to work toward its ambitious financial goals. However, we continue to believe that

NACCO Industries, Inc.
NMHG’s core profitability and growth programs, combined with positive market and economic factors, will, over time, deliver improved financial performance, particularly in 2008 and beyond.
     During 2006, two of NACCO’s subsidiaries pursued strategic combinations with other companies. KCI successfully purchased certain assets of Le Gourmet Chef, Inc. (“LGC”), a chain of 77 kitchen stores which had been in bankruptcy. HB/PS pursued a strategic combination with Applica Incorporated, which ended unsuccessfully in January 2007 when a rival bidder acquired all of Applica’s outstanding shares for cash. NACCO is currently pursuing litigation against Applica and its acquirer and has reserved all of its rights in relation to this matter.
     At each subsidiary, strategies and key programs have been established to address specific industry dynamics and trends, with the objective of achieving established financial targets and generating substantial cash flow before financing activities. Programs to enhance profitability are designed to achieve performance in line with minimum financial targets, and programs to generate growth are intended to drive long-term profit growth.
     The stakes involved in executing the Company’s profit enhancement and growth programs remain high, particularly at NMHG, where substantial improvement in operating profit margin is still required to meet financial targets. Assuming NACCO’s subsidiary companies had achieved at least their minimum financial targets in 2006, the Company would have generated additional net income of $99.5 million, or $12.07 in additional diluted earnings per share, approximately 90 percent of which would have been generated by improvement at NMHG. (See reconciliations of these non-GAAP amounts on page 44.) In order to realize this significant potential, an intense focus on profit improvement programs is expected at NMHG in the coming months and years.
     As HB/PS, KCI and NACoal approach all of their financial targets, a greater emphasis on programs to build profitable growth is planned. HB/PS will continue to drive innovation in current and new markets, KCI will work to realize synergies from its combination with LGC, as well as open new stores in outlet and traditional malls, and NACoal will work to improve current operations, particularly at Mississippi Lignite Mining Company, while aggressively pursuing a variety of new business opportunities.
     As profit improvement and growth programs are pursued, NACCO maintains high expectations for returns on equity and returns on total capital employed. These financial measures were strong in 2006 and are expected to remain healthy at all NACCO subsidiaries, indicating that each subsidiary company is performing well, even though they have yet to reach the specific financial targets established several years ago.
     This letter provides a short summary of each subsidiary’s market situation, strategies, key performance improvement programs and outlook, and concludes with an overall outlook for NACCO Industries. The subsidiary letters found later in this Annual Report provide much greater detail on the objectives and timing of key programs, which typically remain consistent from year to year, and on progress being made toward reaching each company’s specific financial and growth objectives.
DISCUSSION OF RESULTS
     In 2006, NACCO’s net income and revenues increased compared with 2005. The Company reported significantly higher net income of $106.2 million in 2006, or $12.89 per diluted share, compared with net income of $62.5 million, or $7.60 per diluted share, in 2005. Revenues for 2006 were $3.3 billion compared with $3.2 billion for 2005.
     Net income in both 2006 and 2005 included after-tax extraordinary gains of $12.8 million and $4.7 million, respectively, recorded by Bellaire Corporation (“Bellaire”), a wholly owned non-operating subsidiary which manages ongoing liabilities related largely to closed Eastern U.S. coal mines. These extraordinary items relate to reductions in Bellaire’s payment obligation to the United Mine Workers of America Combined Benefit Fund (the “Combined Fund”). As a result of the Coal Industry Retiree Health Benefit Act of 2006 (the “2006 Act”), Bellaire’s obligation to the Combined Fund will be phased out over a three-year period beginning on October 1, 2007. After October 1, 2010, no further payments to the Combined Fund are expected.
     Income before extraordinary gain was $93.4 million, or $11.33 per diluted share, in 2006 compared with $57.8 million, or $7.03 per diluted share, in 2005. In 2006, NACoal recognized a gain of $21.5 million, $13.1 million after taxes of $8.4 million, from the sale of two electric draglines. Also in 2006, NMHG redeemed its 10% Senior Notes due in 2009. As a result, the Company recognized a charge to earnings for the early retirement of debt of approximately $17.6 million, or $10.7 million after a tax benefit of $6.9 million.
     In addition, NACCO was unsuccessful in its attempts to combine its HB/PS subsidiary with Applica Incorporated. As a result, NACCO received a $6 million termination fee from Applica and expensed $11.2 million in transaction costs for a net pre-tax expense of $5.2 million, which is included in the 2006 results.
     Excluding the effects of these unusual items, consolidated operations continued to improve in 2006 as a result of the continued implementation of key programs, which successfully increased selling prices and unit volumes at NMHG, increased deliveries and led to a favorably amended mining contract at NACoal, increased sales of higher-margin kitchen appliances at both HB/PS and KCI, and led to the acquisition of a complementary business by KCI. In addition, favorable product liability and tax adjustments at NMHG contributed to improved earnings. These improvements occurred despite relatively weak markets for housewares products, increases in material costs and a weak U.S. dollar.
     In 2006, NACCO generated $138.2 million in consolidated cash flow before financing activities, compared with $18.9 million in 2005. Cash flow before financing activities in 2006 improved significantly as a result of improved financial results at each of the subsidiary companies and from proceeds on the sale of two draglines at NACoal, net of cash paid of approximately $14 million for the acquisition of LGC.

NACCO Industries, Inc.
NACCO CONTINUES TO MAINTAIN A LONG-TERM PERSPECTIVE
     NACCO has consistently maintained a long-term perspective with respect to its subsidiary companies, which is reflected in four guiding principles:
•	Ensure highly professional management teams;

•	Attain industry-leading operational effectiveness and efficiencies;

•	Build industry-leading market positions; and

•	Create sustainable competitive advantage positions.
     In support of these guiding principles and to enhance stockholder value, NACCO provides oversight to its subsidiary companies with respect to processes, controls, key improvement programs and finances, as well as consulting services in areas such as strategy and tax. Further information on these oversight and consulting roles, as well as on NACCO’s strong corporate governance program, is outlined in a publication entitled CEO Perspectives, which is available on the NACCO website, www.nacco.com.
NACCO Materials Handling Group
     NMHG is a leader in the global lift truck industry and is committed to building on that success in coming years.
     Companies in the global lift truck industry are faced with increased material costs and unpredictable currency exchange rates. As a result, NMHG believes it is highly beneficial to more fully execute its core manufacturing strategy of assembling lift trucks in the market of sale and to consider a variety of low-cost component sourcing options, particularly as new opportunities arise in lower-cost regions. NMHG is also focused on increasing manufacturing efficiency and reducing its fixed-cost and overall cost structure while maintaining and improving product and service quality. Programs aimed at achieving this objective include new, more comprehensive manufacturing improvements and cost reduction activities, an extensive quality assurance initiative and an aggressive global procurement program.
     Market success requires the ability to provide lift trucks appropriate for a wide range of end-user needs at competitive prices. NMHG has, for the last few years, been developing what it believes is the most flexible product line in the industry, enabling the company to configure lift trucks cost effectively for individual end-user requirements. The company’s new 1 to 8 ton internal combustion engine product line represents the core of this new approach. Several programs linked to this strategy include a new product development process, a multi-year plan for new product introductions, a strategic pricing optimization project and the development of specific industry marketing strategies.
     Because the sales and service needs of lift truck customers are intensifying, NMHG is focusing on attaining a level of account management excellence unmatched in the industry. Several projects related to this strategy involve enhancing national and global account capabilities, expanding and improving the anchor dealer network, adding new aftermarket services and enhancing the parts offerings for Hyster®, Yale® and other brands of lift trucks. Programs are also being put in place to improve the performance of NMHG’s owned retail operations, particularly in Australia.
     The Company is hopeful that its traditionally cyclical lift truck markets will remain strong globally and grow in most geographic regions and that NMHG’s market share will increase

NACCO Industries, Inc.
further, driving an increase in NMHG’s lift truck volumes. However, the Americas market is expected to contract in 2007 and NMHG shipments of certain products will remain at controlled levels in 2007 as factories ramp up production of new products.
     Overall, NMHG’s profitability is expected to improve, though more slowly than previously anticipated. Outperforming 2006 in 2007 is expected to be challenging. The ongoing launch of newly designed lift trucks is expected to drive performance improvements, though the company expects continued phase-in costs as a result of the product launches and continued material cost increases. In addition, without the benefit in 2007 of currency hedges that NMHG had in place in 2006, the company is expecting a negative impact on 2007 results if certain unfavorable currency exchange rates persist. Further, the company is unlikely to have additional favorable product liability and tax adjustments in 2007. On the other hand, expenses related to NMHG’s early redemption of its 10% Senior Notes will not reoccur, effective interest rate costs are expected to be lower and other programs are expected to enhance 2007 profit prospects. Following 2007, the implementation of focused profitability enhancement programs is anticipated to lead to substantial progress toward minimum financial targets from 2008 through 2011. In addition, strong cash flow before financing activities is anticipated to continue.
Hamilton Beach/Proctor-Silex
     HB/PS remains an industry leader with excellent market and financial performance and potential in an industry in which many other companies struggle financially.
     Because new products drive growth and help sustain margins, successful housewares companies must repeatedly capture consumers’ attention, as well as their dollars. HB/PS is aggressively focused on innovation through a unique product development process designed to create new products that meet consumers’ current needs, as well as to improve profitability. Utilizing a relatively low-risk, staged assessment and development process, HB/PS regularly investigates promising concepts both inside and outside its traditional product scope that have the potential to substantially improve results in the longer term.
     Strong relationships with leading retailers are vital for success. Shelf placement, brand positioning and promotions with all retailers and channels also are important to sustain and improve sales volumes. HB/PS believes that it has one of the most professional sales and marketing organizations in the industry. The company views this sales and marketing strength as critical to optimizing channel performance and maintaining strong retailer relationships. Efforts supporting this strategy include specific retailer and channel focus programs as well as a number of strategic brand application initiatives.
     To help manage ongoing margin pressure in the industry, HB/PS places significant emphasis on continuous cost reduction. Several key profitability programs address manufacturing cost reductions, continuous quality improvement and supply chain optimization.
     NACCO is moderately optimistic that housewares markets will improve in 2007 as HB/PS continues to concentrate on further improving margins and efficiencies as part of its effort to meet its 10 percent minimum operating profit margin target. The operating profit margin was 7.8 percent in 2006. As programs to improve profitability fully mature in 2007 and 2008, more focus will be placed on programs to generate growth. Driving even more innovation and introducing even stronger assortments of new products will become more important to realize sustainable profit growth and drive the economies of scale that are also critical to attaining the 10 percent minimum operating profit margin target in 2009 or sooner. Significant generation of cash flow before financing activities is expected in future years.
Kitchen Collection
     KCI’s position as the leading kitchenware retailer in the outlet mall channel was advanced further in 2006 through its acquisition of LGC, which complements the Kitchen Collection® store format by offering a more upscale product assortment.

NACCO Industries, Inc.
This acquisition provides an additional successful format for outlet malls, as well as a promising platform for expansion into other channels.
     Though consumer visits to outlet malls improved in 2006, store rent and labor expenses continue to increase, making disciplined cost control essential to maintaining and improving profitability. KCI has established programs aimed at achieving cost control through continuous product cost management, highly focused store expense management and an ongoing logistics efficiency program. KCI will also apply these programs to the newly acquired Le Gourmet Chef® stores and operations.
     KCI believes there is still significant growth potential in kitchenware retailing, particularly in the niche between the lowest-priced discounters and the higher-end chains. One of the keys to capturing that potential is the ability to offer customers unique, high-quality products at affordable prices. To help accomplish that goal, KCI has established innovative product selection and merchandising programs, a highly successful Hamilton Beach® private label product program and an Economic Value Income program designed to help select SKU assortments by store type to optimize profit performance.
     With limited construction of new malls expected in the outlet mall channel, KCI has focused on optimizing Kitchen Collection® store performance and Le Gourmet Chef® store presence at existing outlet malls while expanding into new, high-potential formats and distribution channels. The company plans to substantially expand LGC’s national presence in outlet malls over time and has a number of other initiatives under way related to enhancing Kitchen Collection® stores’ outlet mall format, including a large store format and a segmentation effort designed to enhance performance based on different types of outlet malls. The LGC format will also enable KCI to expand more effectively in traditional malls, a largely untapped channel for the mid-range kitchenware category. KCI also has plans to improve the Internet sales programs for both KCI and LGC.
     The company will focus on integrating the Le Gourmet Chef® stores and operations in 2007 with the expectation that realization of planned synergies will significantly boost economies of scale and result in improved operating profit performance beginning in 2008. In 2007 and beyond, the company will be focused on its growth initiatives. These programs, in combination with further improved outlet mall traffic, are intended to return KCI to its 5 percent minimum operating profit margin target by 2008. Cash flow before financing activities is expected to continue to be strong particularly after 2007, when LGC will be mostly integrated into the KCI business.
North American Coal
     NACoal is well positioned at its current mining operations to maintain, and to a degree improve, its financial and growth performance through continuous operational enhancements, the potential for additional volume at its Red River Mining Company and increased maturity of Mississippi Lignite Mining Company operations and its Florida limerock dragline mining operations. In addition, NACoal, as the nation’s largest lignite coal miner, is encouraged by prospects for new coal mining projects, particularly in the context of the domestic energy challenges and opportunities facing the United States.
     NACoal is pursuing a number of potential projects, which reflect lignite coal’s heightened recognition as an attractive domestic source of energy as a result of its abundance in the United States and the availability of new, environmentally responsible technologies. New business opportunities, which leverage NACoal’s extensive lignite coal reserves, include mining these reserves for direct coal-fired power generation, coal gasification and coal-based energy production, utilizing and commercializing lignite coal enhancement technologies, and contract mining of lignite coal and aggregates for others.
     Central to NACoal’s historical success and future strategy is preservation of its unique approach to structuring mining contracts to minimize risk – not only from the changing market price of coal – but also from the changing costs of equipment and supplies required to mine the coal. Efficiency is crucial in mining operations, particularly at this time of increasing costs for mining supplies and equipment. NACoal has repeatedly demonstrated its ability to leverage its low-cost mining expertise to deliver operational improvements at mining operations facing specific challenges, such as the Mississippi Lignite Mining Company.

NACCO Industries, Inc.
     NACoal and its customers strongly believe in continuously improving mining operations and having superior reclamation programs in place at each of the mines. Just as innovation is important in other NACCO businesses, it is also important for NACoal in the mining industry. NACoal strives to meet its customers’ expectations through mining and management innovation and award-winning safety and environmental achievements.
     NACoal’s performance was significantly enhanced in 2006 as the result of pre-tax gains of $21.5 million from selling two electric draglines. Underlying performance of all NACoal’s mines was strong and largely at target levels. However, over time, further profitability improvements are expected at Mississippi Lignite Mining Company, Red River Mining Company and the Florida limerock dragline mining operations. More importantly, the company hopes to undertake several new mining projects over the next few years, which could add significantly to NACoal’s profitability in the longer term. Cash flow before financing activities is expected to continue to be very strong.
NACCO Outlook
     In summary, the Company has well-thought-out profit enhancement and growth programs at each of its subsidiary companies. These programs are expected to continue to deliver enhanced sales and income over time. NACCO is encouraged by the progress achieved to date. However, external factors, such as material cost increases and the effects of adverse movements in currency exchange rates, have required adjustments to our programs and the anticipated timing of achieving target profitability. Each of NACCO’s subsidiaries will be placing extra effort on actions designed to manage these program areas in 2007. Results of improvement programs are expected to help sustain profitability in 2007 after extraordinarily strong results in 2006, with greater effects becoming increasingly visible in 2008 and beyond.
     NACCO is committed to achieving its long-term financial goals at each subsidiary company. These goals are being pursued with the utmost determination. As each subsidiary company moves toward its goals, we expect improving profitability and strong returns on total capital employed.
     NACCO is optimistic about its prospects to generate strong net income and anticipates generating significant cash flow before financing activities, excluding any acquisitions and new coal projects. NACCO’s intention is to use this cash flow to reduce debt levels unless other strategic opportunities of greater long-term benefit to the Company and its stockholders arise, such as the Le Gourmet Chef acquisition in 2006.
     NACCO’s share price was $143.22 at the close of the financial markets on March 1, 2007. We believe the increased share price performance over the last few years recognizes the work that has been done to improve and strengthen each subsidiary. By clearly articulating our understanding of the industries in which we compete and by successfully executing our profit improvement and growth programs, we are hopeful that the Company will receive further enhanced valuation in the future.
     In closing, I would like to take this opportunity to express my sincere thanks to Bob Gates and Bill Hendrix, who left NACCO’s Board of Directors in 2006. Bill decided not to stand for re-election in 2006 after serving on NACCO’s Board for 11 years, from 1995 through 2006. Bob served on the Board for 13 years, from 1993 through 2006. He left the Board in early December 2006 following his confirmation as United States Secretary of Defense. Bill and Bob added extremely valuable perspectives and insight to the NACCO Board, and their contributions will be missed.
     Finally, I would like to thank all NACCO employees for their continued support, hard work and commitment in meeting the challenges of 2006. I look forward to a successful 2007.
Alfred M. Rankin, Jr.
Chairman, President and Chief Executive Officer
NACCO Industries, Inc.

Managing for long-term profit growth NACCO Materials Handling Group

Hyster® Container Handling Lift Trucks serve the most demanding port operations around the world.

NACCO Industries, Inc.
2006 Results
     In 2006, NACCO Materials Handling Group (“NMHG”) made strides toward achieving its long-term financial objectives and improving operations. Consolidated net income increased 91 percent to $34.6 million in 2006 despite a pre-tax charge of $17.6 million, or $10.7 million after a tax benefit of $6.9 million, that was incurred as a result of the company’s early retirement of its 10% Senior Notes due 2009. However, the year was not without some disappointment as NMHG’s results were reduced by underperforming retail operations and higher-than-expected initial costs on newly introduced products, both of which reduced consolidated net income.
     NMHG Wholesale generated net income of $43.7 million in 2006 compared with $26.0 million in 2005, a 68 percent increase on revenue growth of five percent. Revenues increased to $2.3 billion in 2006 as a result of increased unit and parts volumes and price increases implemented in 2006 and prior years. In addition, an increased worldwide lift truck market led to increased shipments of 87,789 units in 2006 compared with shipments of 83,361 units in 2005. Backlog increased to approximately 27,200 units at December 31, 2006 compared with approximately 23,500 units at December 31, 2005. Net income improved as a result of increases in price and volumes, favorable product liability adjustments, a reduction in interest expense and favorable tax adjustments. These improvements were partially offset by an unfavorable shift in mix to lower-margin lift trucks and increased material and manufacturing costs.
     NMHG Retail’s operations (net of eliminations) reported a net loss of $9.1 million on revenues of $170.6 million in 2006 compared with a net loss of $7.9 million on revenues of $185.8 million in 2005.
     In 2006, Consolidated NMHG generated cash flow before financing activities of $54.2 million, a significant improvement from the negative cash flow before financing activities of $18.2 million in 2005. In addition, in 2006, Consolidated NMHG delivered an improved return on equity(1) (“ROE”) of 7.7 percent, up from 4.2 percent in 2005, and an improved return on total capital employed (“ROTCE”) of 6.9 percent in 2006, up from 5.3 percent in 2005 – levels still well below NMHG’s longer-term objectives. (See reconciliations of non-GAAP ROTCE on page 45.)
Vision and Goals
     NMHG’s vision is to be the leading globally integrated designer, manufacturer and marketer of a complete range of high-quality, application-tailored lift trucks, offering the lowest cost of ownership, outstanding parts and service support and the best overall value. To accomplish this vision, NMHG has rededicated itself to becoming a more unified, global organization. NMHG Wholesale’s established financial objectives are to achieve a minimum operating profit margin of 9 percent and to generate substantial cash flow before financing activities. NMHG also remains focused on reaching break-even results in its owned retail operations while developing strengthened market positions.

(1)	ROE = The respective year’s net income divided by that year’s average equity (a five-point average of equity at December 31 of the previous year and each of the respective year’s quarter ends).
Left: The newest Hyster® Container Handling lift truck operating at a container terminal in New York.

NACCO Industries, Inc.
Industry Trends
     Lift truck customers increasingly require more dependable lift trucks and greater levels of service and expect manufacturers and dealers to deliver both at competitive prices. Therefore, maintaining low costs as well as maintaining outstanding quality, timeliness and reliability are critical for competitiveness. Because greater economies of scale produce lower product costs, the industry is led by large, global manufacturers with an increasingly global supply base. While China and other low-cost countries are emerging as more reliable sources for low-cost components, costs for commodities, such as steel, oil, lead, rubber and copper, continue to rise globally and place pressure on profit margins for all competitors. In this environment, continual improvements in manufacturing and supply chain efficiencies are vital to success.
[PICTURE — The new Yale® AC-Powered Reach truck provides unparalleled design, versatility and operator comfort in a narrow aisle lift truck.]
     While costs and dependability are important, customers increasingly desire specialized solutions for their materials handling needs, and the market is demanding a more rapid product development cycle. Manufacturers must strike the right balance between the number of models and options offered and the volume required to maintain efficiencies and economies of scale. In addition, newer lift trucks must address evolving end-user needs, which have led, for example, to more environmentally friendly products, such as lift trucks using fuel cell technology, and increased demand for electric-powered lift trucks, especially those for use in warehousing operations.
     Successful lift truck companies and dealers foster strong, lasting customer relationships by utilizing highly professional personnel and business processes. As logistics efficiency grows in importance to end users, the overall product and service needs of these customers have become more sophisticated. Manufacturers face increasing demand for enhanced service offerings, including national and global sales coordination, a full range of financing options, maintenance programs and parts management services.
[PICTURE — The new Hyster® FortisTM S120FT internal combustion cushion tire lift truck series has lifting capacities up to 12,000 pounds and can be configured to satisfy multiple customer applications.]
     To reach its goals, NMHG has established strategies and key improvement programs aimed at addressing current industry trends. NMHG’s strategies and key programs can be grouped in three main areas: quality and efficiency; flexible and modular products; and sales and service excellence. Each key program is designed to enhance profitability or generate growth, both of which are critical for achieving NMHG’s goals in this mature industry. Profitability programs at NMHG focus mainly on manufacturing and supply chain efficiency, while growth programs focus on increasing country and industry share positions by addressing customer needs with customized packages of products and services.
Key Programs for Quality and Efficiency
     NMHG continually strives to reduce manufacturing and supply chain costs and improve operational effectiveness while delivering quality products. NMHG’s proven abilities to re-engineer processes and assemble products efficiently within an increasingly complex global operating environment support this strategy. Several key programs aimed at achieving this high-quality/low-cost strategy include:
[PICTURE — The new Hyster® B60ZAC Walkie/Rider Motorized Hand Pallet Truck, with a carrying capacity of 6,000 pounds, excels in warehousing applications where space utilization is a consideration.]
     Manufacturing restructuring. NMHG’s manufacturing strategy is guided by a commitment to high quality and efficiency. To accomplish these goals, NMHG has been restructuring its global manufacturing facilities and processes. The company has placed an intense focus on further implementation of a lean manufacturing strategy based on Demand Flow Technology, which helps reduce inventory and manufacturing floor space requirements while improving productivity, lead times and quality. The company continues to work to optimize production activities among several

NACCO Industries, Inc.
key final assembly plants, including Greenville, North Carolina and Berea, Kentucky in the United States, and Irvine, Scotland and Craigavon, Northern Ireland in Europe.
     The sustained weakness of the U.S. dollar compared with the British pound sterling and euro has negatively affected NMHG’s net income for the last few years. Unfavorable foreign currency rates since 2002 have effectively lowered current annualized pre-tax profitability, excluding the effects of hedges, by approximately $70 million more than if the currency rates in early 2007 had been the same as early 2002,which is when NMHG’s operating profit margin target was established. NMHG is currently evaluating actions more consistent with its stated long-term strategy to manufacture products in the market of sale, which has the added benefit of minimizing unfavorable currency exposures. For example, several lift truck models serving the United States market are currently manufactured in the United Kingdom and Europe, and NMHG also purchases many components in British pound sterling and euro currencies. Several scenarios being considered, including the possibility of changing the sourcing and assembly locations to more favorable regions, would significantly lessen NMHG’s exposure to fluctuating currency exchange rates. Decisions will not be made or announced until thorough analyses and discussions are completed. The impact of any actions, which would primarily affect gross profit, is expected to occur in 2008 and beyond.
     Quality initiative. A number of programs within NMHG are part of a corporate-wide emphasis on quality and an initiative to further reduce overall defect rates. These programs focus on reducing warranty costs per truck and lowering product liability claims. NMHG also continues to deliver cost reductions and product quality improvements through its Value Improvement Program. Further benefits of these initiatives are expected to be realized in the 2007 to 2008 time frame.
[PICTURE — The new Yale® VeracitorTM 50VX counterbalanced internal combustion engine cushion tire lift truck with lifting capacity up to 12,000 pounds.]
[PICTURE — The Hyster® YardMaster® II ReachStacker lift truck, for high productivity applications at ports and railroad terminals, is used for loading and stacking containers and has a lifting capacity up to 115,000 pounds.]
     Global supply chain. Demands on NMHG’s global procurement group were high in 2006 as a result of continued raw materials shortages, material cost increases and continued high energy costs. From 2004 to 2006, NMHG faced cumulative material cost increases totaling approximately $108 million, primarily as a result of increased steel, lead, copper and energy costs. In response, NMHG has worked closely with suppliers to control costs and has implemented selective price increases, which produced cumulative benefits from 2004 to 2006 totaling approximately $98 million. In 2007 and beyond, NMHG plans to continue to actively monitor material costs and make corresponding price adjustments to offset higher costs when appropriate.
     In addition to the short-term actions established to manage these challenges, a program that is designed to completely transform the supply chain process made significant progress at NMHG in 2006. The program includes the implementation of a new software system that is expected to enable greater regional and worldwide coordination of purchasing and provide greater efficiencies. Included in this program is the implementation of a new, centralized global procurement organization structure with local capabilities designed to deliver quality parts to plants on time for production. This new structure will permit plant management to spend less time planning parts deliveries and to focus more on manufacturing operations. This program is scheduled to be implemented during the first half of 2007, and the benefits from the program are expected to be realized, to some extent, in the second half of 2007, with the full impact in 2008 and beyond.
     Concurrently, NMHG is continuing its ongoing efforts to optimize its supplier base and lower costs by making that group

NACCO Industries, Inc.
smaller, more reliable and more responsive. Non-core components continue to be outsourced to low-cost suppliers around the world, with increased focus on China, Mexico and Eastern Europe. These programs to enhance profitability are intended to improve gross profits and decrease selling, general and administrative expenses (“SG&A”) and working capital requirements and should be realized with the introduction of newly designed products in 2007 to 2008.
Key Programs for Flexible, Modular Products
     A key NMHG strategy is to develop modular products that can be flexibly configured to provide unique, tailored solutions that deliver superior value to end users. Supporting this strategy is NMHG’s well-developed and recognized ability to translate end-user needs into global, adaptable and highly reliable products. The following programs are focused on achieving these results:
     New product development process. In 2006, NMHG continued to implement this program to improve profitability through its unique approach to developing new products. Complete ranges of products are developed simultaneously rather than on a traditional series-by-series approach, including the new 1 to 8 ton internal combustion engine (“ICE”) lift truck line. Platforms, components and modules have been designed to be used across a wide array of lift trucks. This approach decreases the overall number of components required and permits easier and more frequent upgrades. In addition, design, prototyping and testing are guided by a rigorous, staged approval process that delivers higher levels of reliability while increasing speed to market.
     Increased component commonality, combined with engineering techniques designed to deliver a more efficient assembly process, are expected to continue to increase labor efficiency and improve product quality. Lift trucks utilizing interchangeable components and systems assembled on computer-aided assembly lines are increasing NMHG’s ability to configure and manufacture lift trucks to individual customer application requirements.
     For newly designed product lines that have already been introduced, these product development efforts are improving the quality of NMHG’s products, as well as more cost-effectively meeting end-user requirements. In the long term, improved efficiencies are expected to increase individual lift truck profitability as well as overall company profitability. This program will primarily affect gross profit, and the most significant benefits are expected to be realized increasingly in the 2007 to 2009 period.
     New product introductions. Over the next two to three years, NMHG expects to deliver a continuous stream of new product introductions and product improvements covering the ICE, electric, warehouse and big truck product lines.
     In 2006, NMHG introduced the 4 to 5.5 ton ICE lift truck series, the next series in the continued rollout of the 1 to 8 ton ICE lift truck line, which includes the Hyster® Fortis™ and Fortens™ and the Yale® Veracitor™ series of lift trucks. In 2007, the company plans to introduce the 6 to 7 ton ICE lift truck series and in early 2009, the final series in the ICE line, a new 8 to 9 ton lift truck series, is scheduled for introduction.
     A completely new line of electric counterbalanced lift trucks, which will benefit from the same design and manufacturing approach as the 1 to 8 ton ICE line, is scheduled to roll out in 2008 and 2009.
     NMHG’s warehouse product line offering was significantly strengthened in 2006 with the introduction of a new Reach truck and End-Rider Pallet truck in the Americas, a new Low Level Order Picker in Europe and a new Very Narrow Aisle truck in both the Americas and Europe. Additional new warehouse products are scheduled for introduction in 2007, including a new Retail Reach truck in the Americas. A number of feature improvements are also planned in 2007 to allow the warehouse lift trucks to perform better in targeted applications at key customers.
     NMHG’s Big Truck line improved in 2006 with the introduction of a new Reach Stacker, a new Container Handler and new forklift trucks in the 16 to 22 and 40 to 48 ton capacities. In addition, three new engines were introduced in 2006 to meet new emissions requirements. Additional capacity models and upgrades to the Big Truck line are scheduled for introduction in 2007 and 2008.
     The introductions of these newly designed products are expected to enhance revenue and margins as well as absorb unused manufacturing capacity, primarily in the 2007 to 2008 time frame as these new product introductions are completed.
     SPED Strategy. The company has the ability to create truly customized features or configurations when customer

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The new Yale® AC-Powered Reach Trucks deliver great advances in ergonomics and productivity within a warehouse environment.
                         The Yale® AC-Powered Narrow Aisle Reach truck with lifting capacities from 3,000 to 4,500 pounds.

[FULL PAGE PICTURE]

Hyster® prototype Hydrogen-Powered Fuel Cell lift trucks are successfully being tested at a number of high-profile customer sites.
A Hyster® Fuel Cell lift truck refuels at a hydrogen dispenser. This innovative lift truck was developed in partnership with Hydrogenics®, a leading Canadian company in the fuel cell industry.

NACCO Industries, Inc.
applications require highly specific solutions. This process, known internally as SPED,or Special Product Engineering Design, allows NMHG to respond to the unique needs of customers, particularly national account customers with large lift truck fleets and specialized needs. In 2006, the company implemented procedures to make the SPED process more effective for customers, yet more efficient for NMHG to administer. As a result, this profitability program is now viewed as a continuous improvement process and is expected to provide benefits to improve gross profit and reduce SG&A gradually over the next few years.
     Strategic pricing optimization. With the new modular product design concept, dealers can more accurately configure and price lift trucks to customer applications. Linking prices more closely to product features and performance delivers value and lower cost of ownership to customers and enhanced margins to NMHG. In conjunction with the program, the company may also make selected adjustments to the mix of performance and feature offerings on its lift trucks. The benefits of this program are expected to occur increasingly during the 2007 to 2008 time frame.
     Industry Marketing Strategy. In another effort to serve customer needs more specifically and effectively, NMHG has embarked on an effort to tailor products, services and sales approaches to targeted industry segments. This growth program is expected to enhance revenue, in combination with other programs, over the next several years.
[PICTURE — The new Yale® VeracitorTM 50VX internal combustion lift truck series has been designed with a high degree of component commonality for simplified maintenance and easy configurability.]
Key Programs for Sales and Service Excellence
     NMHG is focused on maintaining and strengthening its already highly professional direct and independent dealer distribution networks to provide superior value-added support to its customers and market segments. NMHG’s experience and success in building strong, lasting customer and dealer partnerships, as well as providing competitive financing through a strong global relationship with GE Capital, should help the company accomplish this strategy. Several programs supporting this service strategy include:
     National and global accounts. NMHG has industry-leading fleet management and national account organizations in North America and is developing a national account program in Europe, while enhancing its global account capabilities. NMHG’s goal is to offer superior value and services to large customers that have centralized purchasing but geographically dispersed operations. This program to generate growth is expected to increase revenues and margins. The benefits from this program will be gradual, but increasing over the long term.
     Anchor Dealer program. The company’s Anchor Dealer strategy continues to strengthen a worldwide network of strong, professionally managed, well-capitalized independent dealers. NMHG’s experience is that these exclusive Hyster® and Yale® Anchor Dealers attain higher market shares, attract higher-quality employees and offer higher-value services to their customers. This growth program is expected to continue to enhance revenues and margins and improve utilization of manufacturing capacity. Benefits are expected to gradually increase over the long term.
     Dealer excellence enhancement program. This program, designed to drive improvement at all Hyster® and Yale® dealers, provides dealers with best practices and performance assessment tools in the areas of operational and financial management, lift truck and parts sales, service, rental and fleet management. NMHG also offers customized consulting assistance to help dealers implement these programs to improve sales and profitability. In addition, a number of special initiatives are under way at NMHG to improve the company’s ability to communicate with and provide services to the dealer distribution network. These initiatives include order and contact management systems, a training knowledge center and customer and dealer satisfaction programs. As NMHG helps

[PICTURE — The Yale® man-up turret lift trucks are designed for high-density warehouse applications in aisles as narrow as five feet and provide capacity ranges up to 3, 000 pounds.]

Yale® Very Narrow Aisle Warehouse Trucks are designed for maneuverability and ease of use for greater productivity.

dealers enhance their capabilities, dealers can be more responsive to end users. These programs to generate growth are expected to enhance dealer and NMHG revenues over the long term.
     Aftermarket parts. In 2006, NMHG continued to leverage an important strategic alliance with a leading aftermarket parts provider in the Americas, Europe and Asia-Pacific. This alliance has enhanced Hyster® and Yale® dealers’ offerings of competitive lift truck parts as part of an effort to increase NMHG’s share of its customers’ parts and service business. NMHG has also made significant investments in training dealer technicians in lift truck diagnostics, maintenance and repair procedures to assure highest-quality customer service. Revenue and margin improvements are being realized and are expected to continue to increase gradually as a result of this growth program.
     NMHG Retail improvements. NMHG Retail consists of three dealer operations: Yale® in the United Kingdom, Hyster® in part of France and Hyster® and Yale® in Australia. Other operations have been sold in 2006 and prior years. NMHG Retail has streamlined activities in its French and U. K. operations to reduce costs, improve operational effectiveness and enhance customer service to these markets, ultimately improving the long-term financial performance of these operations. Efforts to improve long-term financial performance are expected to be implemented in Australia in 2007. These programs are expected to have an impact in 2008.
Outlook for 2007 and Beyond
     Global lift truck markets expanded again in 2006. The company expects continued growth in many lift truck markets in 2007, particularly in Eastern Europe, Asia and China. The Americas market, which is NMHG’s largest market and which has been growing for the last several years, is projected to be slightly lower in 2007, a contraction that has been expected due to the cyclical nature of the industry. As a result, NMHG Wholesale expects to have only slightly higher volumes in 2007 in comparison with 2006 levels, with unit shipments of certain newly designed products increasing at controlled rates to accommodate the phase-in of these products at manufacturing facilities throughout 2007.

NACCO Industries, Inc.
     Costs associated with the phase-in of the 6 to 8 ton series of the new 1 to 8 ton ICE lift truck line are expected to temper that product line’s profitability in the near term with profitability improving as the phase-in is completed and the company’s manufacturing locations move into full production. Improved price realization is expected to offset continued material cost increases in 2007.
     The company is committed to addressing the critical issue of unfavorable currency exchange rates. NMHG believes it must respond to the continued weakening of the U. S. dollar and the effect of currency movements, which could have a further negative impact on results in 2007 compared with 2006. In 2006, unfavorable currency fluctuations were mitigated as a result of favorable currency hedging positions established in early 2006. Although the company continues to hedge its foreign currency exposures, more recent currency movements have prevented the company from sustaining its previously favorable hedging position, leaving NMHG more exposed in 2007. NMHG Wholesale’s operating profit margin was 3.3 percent in 2006. Assuming 2006 exchange rates for the euro and British pound sterling had been at early 2002 levels, the year when the timing for NMHG’s profit improvement goal was established, NMHG would have been significantly closer to attaining its operating profit margin target.
     NMHG Wholesale’s financial objective has been to achieve an operating profit margin of 9 percent by 2007-2008. Over the past several years, NMHG has successfully implemented a number of performance improvement projects aimed at achieving this goal. Overall, NMHG Wholesale’s investment in long-term programs, particularly its significant new product development and manufacturing programs, are expected to continue to affect results positively in 2007 and 2008, but adverse currency exchange rates are expected to extend the period of time necessary to achieve the 9 percent operating profit margin goal by roughly two years to 2010 or 2011. The company is disappointed that it will not reach its goal in the time frame previously announced, but rather than lower expectations for profitability, NMHG remains committed to its goal and will adapt its operational programs to the current business environment. New, aggressive programs will be aimed at improving profitability and, ultimately, reaching the operating profit goal.
     NMHG Retail’s objective continues to be to reach at least break-even financial performance while building market position. Improved results are expected in 2007 and 2008, particularly in Australia, where a number of restructuring actions are being considered for implementation in 2007, with benefits from those actions anticipated for 2008 and beyond.
     NMHG continues to believe it will be increasingly well positioned to offer superior products, efficiently manufactured and distributed by outstanding dealers. Key profitability and growth programs, particularly in the areas of quality and efficiency, product flexibility and sales professionalism, are expected to improve prospects for long-term growth in market share and increased profitability.
     In closing, I would like to give a special acknowledgment to Reg Eklund, who retired in June 2006 as President and Chief Executive Officer of NMHG. During Reg’s 40-year career with the company, he set an outstanding example in both his responsible leadership and his personable style. This style was most evident during the last 14 years when Reg led NMHG. We all thank Reg for his efforts and wish him the very best in his retirement.
     As I complete the first months in my new role, I want to thank all NMHG employees and our dealers and suppliers worldwide for their continued commitment to implementing vital programs and helping to improve profitability levels while executing many simultaneous product launches. We are committed both to successful execution of our stated plans as well as addressing the difficult challenges presented by operating in a complex, global economy. I would also like to thank NMHG’s customers, whose needs we are dedicated to serving with our most intense energy. I look forward to working together with all of NMHG’s partners to meet the challenges and opportunities of 2007.

Michael P. Brogan
President and Chief Executive Officer
NACCO Materials Handling Group, Inc.

Managing for long-term profit growth
Hamilton Beach/Proctor-Silex

HB/PS continues to bring to market successful new products, such as the innovative Toastation® combination toaster and toaster oven.

NACCO Industries, Inc.
2006 Results
     The past year was a significant one for Hamilton Beach/ Proctor-Silex (“HB/PS”). The company maintained its solid revenue and earnings growth with a four percent increase in revenues and a nine percent improvement in net income in 2006 compared with 2005, despite activities associated with an unsuccessful attempt to acquire Applica Incorporated. HB/PS’ performance was particularly strong taking into account relatively low-growth retail markets for housewares products and in the context of continued pricing pressures from retailers, rising material costs and significant competition for consumers’ discretionary income. In addition, the company delivered a favorable return on equity(1) (“ROE”) in 2006 of 18.0 percent up from 15.3 percent in 2005, and a solid return on total capital employed (“ROTCE”) of 14.2 percent in 2006, up from 12.5 percent in 2005. (See reconciliations of non-GAAP ROTCE on page 45.)
     HB/PS’ revenue, which increased to $546.7 million in 2006 from $527.7 million in 2005, benefited from additional shelf placements and promotions by retailers in support of direct-response television advertising, from increased sales of higher-priced products and from newly introduced products.
     Net income increased to $22.2 million in 2006 from $20.3 million in 2005. Net income benefited from several factors, including increased sales of higher-margin products and the recognition of lower restructuring charges in 2006 compared with 2005 associated with the Mexican facility restructuring. These benefits were partially offset by increases in environmental reserves of $2.2 million pre-tax and employee-related costs.
     In 2005, HB/PS recognized a pre-tax charge of $3.8 million associated with a restructuring program at the Saltillo, Mexico manufacturing facility for the transfer of production of blenders and coffeemakers for the U. S. and Canadian markets to third-party Chinese manufacturers. In the fourth quarter of 2006, the company recognized an additional charge of $1.5 million pre-tax associated with the transfer of production of blenders and coffeemakers for the Mexican and Latin American markets to third-party manufacturers. HB/PS will not have any manufacturing operations following the closure of the Saltillo facility in mid-2007.
     In 2006, HB/PS generated cash flow before financing activities of $35.9 million compared with $28.0 million in 2005. Included in 2006 were cash proceeds of $11.4 million from the sale of the Saltillo facility. Excluding this sale, cash flows were still very strong in 2006.

(1)	ROE = The respective year’s net income divided by that year’s average equity (a five-point average of equity at December 31 of the previous year and each of the respective year’s quarter ends).
Left clockwise from top: Hamilton Beach/Proctor-Silex’s newest products include: Hamilton Beach® Brewstation® Plus 12 cup coffeemaker (shown in black), Proctor Silex® 12 cup coffeemaker (shown in white), eclectrics® all-metal kettle, Hamilton Beach® Custom GrindTM Deluxe 15 Cup Coffee Grinder, Hamilton Beach® Toastation® combination toaster and toaster oven, TrueAir® Allergen Reducer.

NACCO Industries, Inc.
Applica Transaction
     Based on an evaluation of brand fit and expected high synergy value, NACCO and HB/PS pursued an acquisition of Applica Incorporated in 2006. The proposed transaction ended unsuccessfully in January 2007 when a rival bidder acquired all of Applica’s outstanding shares for cash. NACCO believes the original merger agreement was breached by Applica. NACCO is currently pursuing litigation against Applica and its acquirer and has reserved all of its rights in relation to this matter. In 2006, HB/PS incurred transaction expenses of $0.7 million, net of its portion of the merger termination fee.
[PICTURE — Hamilton Beach® EnsembleTM red 14 speed blender]
Vision and Goals
     HB/PS’ vision is to be the leading North American designer, marketer and distributor of small electric household and commercial appliances sold under strong brand names and to achieve profitable growth from innovative solutions that improve everyday living. HB/PS’ financial objective is to achieve a minimum operating profit margin of 10 percent and to generate substantial cash flow before financing activities.
Industry Trends
     Competition in the housewares industry continues to be intense as costs for freight and raw materials such as plastic, copper, aluminum and steel continue to place further pressure on margins. Competitors continue to consolidate, which can provide them with greater scale and efficiencies. To further lower costs and provide greater value, HB/PS and other housewares suppliers have transferred a significant portion of their manufacturing to third-party manufacturers located in lower-cost regions, primarily Asia. As a result, further dramatic cost reductions may be difficult to achieve in the near future and, in fact, supplier costs are expected to increase in 2007 in order to cover higher material costs and transportation expenses.
[PICTURE — Hamilton Beach® Stay or GoTM 6 quart slow cooker]
     New, innovative products tend to drive growth and higher margins in the marketplace. Against a backdrop of continued interest in home cooking, many new products aimed at this market, particularly those promoted on television, have been well received by consumers. Brand names continue to be important in small kitchen appliances, with the importance of these names varying across consumer segments and markets. However, the overall market growth rate in small kitchen appliances is relatively low, with products facing increasing competition for consumers’ disposable income from consumer electronics and other gift items.
     Strong relationships with the leading retailers, which continue to grow in size, are critical for success. Shelf placement is highly competitive and sales are increasingly driven by promotional activity in the fourth-quarter holiday season, which delivers a significant portion of annual sales. In addition, the impact of winning or losing a single product placement or multi-product placement program at specific retailers is being magnified as certain retailers’ shares of the overall market grow.
     To achieve its stated goals, HB/PS has established strategies and key programs aimed at responding to these industry trends. These strategies and programs focus on three fundamental areas: continuous cost reduction; innovation; and professional sales and marketing. Each key program is designed to enhance profitability or generate growth. Profit enhancement programs focus on efficiencies in product development, manufacturing and the supply chain, while growth programs focus on new innovative products, branding and distribution channel optimization.
[PICTURE — Hamilton Beach® classic stainless extra-wide slot toaster]
Key Programs for Continuous Cost Reduction
     HB/PS is focused on driving continuous cost reduction throughout the entire company and at all of its suppliers. Achieving the 10 percent operating profit margin target has become part of the company’s culture. The company’s

NACCO Industries, Inc.
exceptional ability to identify and eliminate unnecessary costs across the value chain is a key competitive advantage. Three key programs directed at accomplishing improvements and cost reductions include:
[PICTURE — Hamilton Beach® Big Mouth® Juice Extractor]
     Manufacturing cost reduction. A shift to outsourcing, as well as a number of manufacturing efficiency programs, are helping HB/PS reduce product costs. HB/PS essentially completed these programs in 2006 and expects by mid-2007 to be using third-party manufacturers to produce all of its products. The company expects continued margin improvements in 2007 as a result of the manufacturing restructuring programs implemented in 2006 and prior years, with the full impact realized in 2008.
     The company also expects improved margins on commercial products and consumer blenders for the U. S. and Canadian markets that were transferred from owned factories in the United States and Mexico to third-party suppliers in China during 2006. The full impact of these programs is expected in 2008 and beyond.
     Furthermore, HB/PS is implementing its ongoing Value Improvement Program, which seeks to reduce costs of processes, components and products, at its suppliers’ plants. The company’s objective is to maintain a significant competitive advantage by combining low-cost, third-party manufacturing capabilities with HB/PS’ extensive manufacturing experience. This program provided significant benefits in 2005 and 2006, and additional incremental gross margin benefits are expected in 2007 and beyond.
[PICTURE — Hamilton Beach® stainless steel kettle]
     Continuous quality improvement. HB/PS is committed to continuous quality improvement throughout all areas of the company. HB/PS has made quality a significant focus at key suppliers in China by providing guidance on specific processes and techniques to ensure high quality, consistency and efficiency. These programs should pay off increasingly as expenses for implementing this program have already been incurred. Further improvements in already high levels of quality were realized in 2006 as evidenced by lower product return rates, and further improvements are anticipated in 2007 and beyond.
     Supply chain optimization. HB/PS’ continued focus on supply chain management in 2006 resulted in performance improvements for the company and for HB/PS’ retail customers. HB/PS continues to implement improvement projects at its Memphis, Tennessee distribution facility, and the company is increasingly offering customers additional efficiencies through direct-ship programs, which route products directly to retailers’ warehouses from third-party suppliers. HB/PS is expected to improve its capabilities in 2007 through implementation of a new supply chain software system, which is designed to enhance collaborative planning, forecasting and replenishment processes with several key retailers. Benefits from this program are expected to be realized in 2007 and 2008.
[PICTURE — Hamilton Beach® 3-piece Party CrockTM cookset]
Key Programs to Leverage Innovation
     HB/PS relentlessly pursues innovation in its product categories through its superior ability to research, design and test new product concepts. Two programs supporting this strategy include:
[PICTURE —Proctor Silex® auto shutoff iron.]
     Product development process. HB/PS’ product development process is designed to create a steady stream of innovative products that exceed current market offerings in features, performance, style and value. HB/PS’ goal is to deliver the most innovative products at the most competitive costs possible and to bring to market products that represent best-in-class performance. HB/PS utilizes in-depth consumer research that enables the company to develop products with consumer-preferred features and high rates of market acceptance. HB/PS’ engineers in both the United States and China, as well as engineers at the company’s key partners in China, all contribute to the process for designing successful new products. This program to enhance profitability is designed to improve

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The Hamilton Beach® eclectrics® new Sterling line combines the best of performance and styling for a higher-end consumer market.
The Hamilton Beach® eclectrics® all-metal product line in the new sterling color. Clockwise from the top: eclectrics® all-metal blender, eclectrics® all-metal coffeemaker, eclectrics® all-metal toaster, eclectrics® all-metal stand mixer, eclectrics® all-metal drink mixer.

NACCO Industries, Inc.
gross margin and decrease selling, general and administrative expenses, and is an ongoing investment that is expected to bring both near-term and long-term benefits.
     New product introductions. Backed by its consumer-oriented product development process, HB/PS has demonstrated a strong track record in new product introductions. Additionally, patent protection is vigorously pursued and enforced, when appropriate, for new products, product features or designs.
     In 2006, more than 40 percent of the company’s U.S. consumer sales were from products introduced in the previous three years. The revolutionary Hamilton Beach® BrewStation® coffeemaker, featuring carafe-less cup-activated dispensing, continued to be the number-one-selling coffeemaker product family in the United States. Other examples of innovative new products include the Toastation® toaster, which can be used as both a front-load toaster oven and a top-load traditional toaster and the Stay or GoTM Slow Cooker, which features full-grip handles and a secured lid with lid locks for spill-resistant transportation. In addition, in 2006, HB/PS continued to roll out new colors in the Hamilton Beach® eclectrics® line, a higher-end, color-coordinated line of die-cast kitchen appliances.
     The company introduced several new commercial blenders in 2006, which were well received by the market, and plans to introduce a number of other new commercial products in 2007 and 2008. HB/PS is optimistic that these new products will have a significant impact on the revenues and profitability of its commercial business. This growth program is expected to provide revenue and margin improvements for the commercial as well as consumer markets.
Key Programs for Professional Sales and Marketing
     HB/PS also has an ongoing strategy to develop and sustain the most professional sales, marketing and branding programs in the industry. The company has a proven ability to match products, services and brands to specific retailer assortment needs. Programs supporting this strategy include:
     Retailer and channel focus. HB/PS works closely with retailers to develop product assortment strategies to optimize category profits. In-depth data analyses are used to recommend the most profitable combination of products, features and price points in each product category. In turn, these analyses drive the HB/PS product development process, improve speed to market and increase the success rate of new products. HB/PS’ category management approach is applied across all types of retail channels, from mass merchants to smaller regional retailers, and is being applied in the United States, Mexico, Canada and other selected international markets. This growth program has helped enhance revenues and margins and is expected to continue to do so.
     Strategic brand application. HB/PS has a broad complement of key brand names targeted at distinct consumer segments. The Hamilton Beach® eclectrics® brand targets high-end consumers who demand the best in performance and style and are willing to pay more for those benefits. The Hamilton Beach® brand targets mid-to higher-end consumers desiring a strong brand name, innovative features, great performance and attractive styling. The Proctor Silex® brand targets middle-market consumers who prefer a strong heritage brand name and good performance with good features and appearance at a reasonable price. The Traditions by Proctor Silex® brand targets entry-level consumers with basic, lower-priced products. The TrueAir® brand, used for home health products, continues to demonstrate strong appeal in its market segment. HB/PS may also use its brand names in conjunction with other companies’ brand names. For example, an agreement with Procter & Gamble (“P&G”) created a co-branded odor eliminator with P&G’s well-known Febreze® brand. Overall, strategically applying this range of targeted brands is expected to continue to benefit HB/PS on an ongoing basis.

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Hamilton Beach® Commercial remains a leading brand name in blenders and drink mixers for restaurants and bars.
New Hamilton Beach® Commercial bar blenders for use in bars and restaurants include from left to right: Hamilton Beach® Commercial Rio® bar blender, Hamilton Beach® Commercial single spindle drink mixer, Hamilton Beach® Commercial 908® bar blender.

NACCO Industries, Inc.
     The Hamilton Beach® Commercial brand targets restaurants, bars and the hotel amenities markets. The strong heritage of the Hamilton Beach® Commercial brand name results from many successful years of producing blenders and the classic soda fountain-style milkshake mixers that could be seen on the back counter of almost every soda fountain across America. Today, the Hamilton Beach® Commercial brand name is associated with a wide variety of products found in commercial kitchens, restaurants, bars and hotels. It remains a leading brand in commercial blenders and spindle mixers in the United States.
[PICTURE — The new Hamilton Beach® Commercial triple spindle drink mixer.]
Outlook for 2007 and Beyond
     As a result of its ongoing focus on innovative new products, HB/PS has a strong assortment of new products planned for 2007 and 2008. HB/PS is moderately optimistic that raw material costs will stabilize. However, the company will closely monitor material costs and work to mitigate any increased costs through continued implementation of programs initiated in prior years, as well as through price increases when appropriate. HB/PS is also hopeful that consumer markets will improve in 2007 and beyond and that it will continue to see performance improvements from its profitability and growth programs over the next several years. Specifically, efforts in corporate cost reduction, quality improvement, product innovation, promotions and branding are all expected to help sustain or improve profitability in 2007 and 2008.
     Overall, HB/PS is proud of its record of profit improvement and intends to make further strides. As noted earlier, HB/PS’ goals have been to achieve a 10 percent minimum operating profit margin, as well as to generate significant cash flow before financing activities. The company made significant progress toward its operating profit margin goal by reaching 7.8 percent in 2006, up from 7.0 percent in 2005 and 5.6 percent in 2004, and achieving a high ROE (1) of 18.0 percent. However, increases in raw material and supplier costs, continued moderate industry growth and the timing of completing specific improvement projects are likely to delay target timing for reaching this operating profit goal. HB/PS expects to continue to approach this goal during 2007 and 2008, with the objective of attainment in 2009. HB/PS generated cash flow before financing of $35.9 million in 2006 and expects to continue to generate significant cash flow before financing in future years.
     In summary, the company is optimistic about the successful implementation of its strategic programs and about its prospects for continued performance improvement.
     In 2006, everyone at HB/PS worked as a team to accomplish our objectives while putting forth extraordinary effort related to the Applica transaction. HB/PS achieved significant success as we worked together to control costs, bolster brands and further enhance professionalism. HB/PS is becoming increasingly agile and innovative, yet remains highly analytical and fiscally responsible. Most importantly, HB/PS is a company that listens, with the utmost consideration, to our end users and retail customers. My thanks go out to every one of the company’s employees for sustained excellence in this competitive yet exciting environment. I look forward to our continued success in 2007.
Dr. Michael J. Morecroft
President and Chief Executive Officer
Hamilton Beach/Proctor-Silex, Inc.

(1)	ROE = 2006 net income divided by 2006 average equity (a five-point average of equity at December 31, 2005 and each of 2006’s quarter ends).

Managing for long-term profit growth
Kitchen Collection

In 2006, Kitchen Collection acquired the assets of Le Gourmet Chef, which provides an exciting growth platform in outlet and traditional malls.

NACCO Industries, Inc.
2006 Results
     Kitchen Collection (“KCI”) had an excellent year in 2006. The 2006 results include the operations of Le Gourmet Chef (“LGC”), a chain of 77 kitchenware stores, which were acquired in August 2006. Sales increased 46 percent in 2006 due to the addition of four months’ revenue from the Le Gourmet Chef® stores (“LGC stores”) and as a result of a significant turnaround in the outlet mall business driven by a stabilization of gasoline prices during the last half of 2006 and favorable weather patterns. A corresponding rise in customer visits and an increase in the number of transactions produced improvements at Kitchen Collection® stores (“KCI stores”). Improvements to product offerings and the merchandising approach at KCI stores also helped produce higher average sales transactions. Overall, KCI store sales increased 9.4 percent in 2006 from 2005. Excluding the acquisition of LGC, the number of KCI stores increased to 203 in 2006 from 195 in 2005. The company also operated 23 seasonal stores in traditional malls during the fourth-quarter holiday season compared with 21 in 2005.
     Net income increased substantially to $3.7 million in 2006 from $1.0 million in 2005. In addition, as a result of improvements at KCI stores and inclusion of the operations of the LGC stores late in the third quarter of 2006, which allowed KCI to benefit from those stores’ operations during the most profitable part of the year, KCI achieved a very strong return on equity(1) of 28.2 percent in 2006, up from 8.7 percent in 2005, and a solid return on total capital employed (“ROTCE”) of 18.3 percent in 2006, up from 6.9 percent in 2005. (See reconciliations of non-GAAP ROTCE on page 45.)

     KCI generated cash flow before financing activities of $1.1 million in 2006, a significant achievement considering the relative size of the LGC acquisition. In 2005, KCI had negative cash flow before financing activities of $0.9 million.
Le Gourmet Chef Transaction
     On August 28, 2006, KCI acquired certain assets of Le Gourmet Chef, Inc. , after LGC had entered bankruptcy. The assets acquired included 77 retail kitchenware stores across the United States, including 53 stores located in factory outlet malls and 24 stores in traditional malls. KCI currently anticipates keeping open all but approximately eight LGC stores. KCI will continue to operate the stores under the Le Gourmet Chef® name, utilizing its successful format and product offerings, which feature gourmet foods, home entertainment products and electric and non-electric kitchen items. KCI is in the process of closing LGC’s headquarters in Shrewsbury, New Jersey, and integrating those operations into the KCI headquarters in Chillicothe, Ohio. KCI believes that LGC’s formats are complementary to the KCI stores’ format and that the LGC acquisition will provide significant synergy and growth opportunities for the company in both the short and long term.

(1)	Return on equity = The respective year’s net income divided by that year’s average equity (a five-point average of equity at December 31 of the previous year and each of the respective year’s quarter ends).
Left: The Le Gourmet Chef® store in Paramus, New Jersey, features higher-margin, brand-name kitchenware and gourmet foods.

[PICTURE — To replenish inventory, items within Kitchen Collection’s warehouse are selected, bar coded in real time and placed on conveyors. The conveyor system moves items to the shipping area where they are automatically sorted by store location and loaded onto trucks for regional distribution. ]

Kitchen Collection’s highly efficient warehousing operations are an important competitive advantage for the company.
Vision and Goals
     KCI’s vision is to be the leading specialty retailer of kitchen, home entertaining and gourmet food products in outlet malls and other retail channels for consumers seeking a large selection of unique, high-quality products at an exceptional value. KCI’s goals are to earn a minimum operating profit margin of 5 percent and to generate substantial cash flow before financing activities. The advances made in 2006, as well as the addition of the LGC format, are expected to significantly improve KCI’s progress toward those goals over the next few years.
Industry Trends
     The retail environment has become increasingly competitive over the past several years. Widespread Chinese sourcing has increasingly leveled the playing field, allowing many retailers to offer value-priced kitchen products. To succeed in kitchenware retailing, costs must be kept to a minimum.
     KCI believes there is excellent growth potential in kitchenware retailing, but only through offering unique, high-quality products at prices affordable to most consumers. Despite a challenging economy and high interest in consumer electronics items, the continued popularity of cooking shows is evidence of consumers’ heightened interest in home cooking. While a number of very low-end and very high-end kitchenware retailers participate in the marketplace, there is still an excellent opportunity for stores offering mid-priced, high-quality kitchenware.
     While the outlet mall industry expanded rapidly during the 1990s, its growth has now slowed as consumers find great values in many channels, including mass retailers and the Internet. Consumer traffic at many outlet malls improved in 2006 due, in part, to stabilization of gasoline prices. For store formats with a widespread presence in existing outlet malls, such as KCI, overall success will require optimizing performance

NACCO Industries, Inc.
in each existing store rather than expansion to new outlet malls. For store formats that have not fully expanded into the existing outlet mall market, such as the LGC format, there is still opportunity for growth. Beyond outlet malls, the company believes that significant growth opportunities exist in other channels, such as traditional malls and lifestyle centers.
     To help KCI attain its stated goals, the company has established strategies and key programs geared to these current industry trends. KCI’s strategies and key programs are focused on three main program areas: disciplined cost control; unique, affordable products; and store improvement and expansion. Programs designed to enhance profitability are especially important in periods of reduced traffic in outlet malls. In addition, programs to expand store formats outside of outlet malls are increasingly important for generating growth.
[PICTURE]
Key Programs for Disciplined Cost Control
     KCI’s proven ability to aggressively manage both vendor and store costs is accomplished through three established programs.
     Continuous product cost management. This ongoing program to enhance profitability draws upon KCI’s significant experience in sourcing and managing vendors. This expertise will also be applied to the products sold in LGC stores, some of which are supplied by companies with whom KCI already does business, but most of which are unique to LGC. KCI management views this as an area of opportunity.
     Store expense management. This ongoing program to enhance profitability relies upon KCI’s ability to manage store rental and labor costs, which are key drivers of profitability. This program is of particular importance as KCI works to optimize the profitability of the newly acquired LGC stores.
     Logistics efficiency. In 2006, KCI continued to improve its warehouse operations in Chillicothe, Ohio, to increase capacity and throughput and decrease overall operating costs. While initial integration of LGC’s logistics and warehousing operations will continue in 2007, complete integration and further enhancement of the combined LGC-KCI supply chain operations will take place in 2008.
Key Programs to Ensure Unique, Affordable Products
     Another KCI strategy is to provide customers with a continuous stream of innovative, quality products offered at affordable prices. The company’s strong competency in providing both analytical rigor and creativity to the product selection process supports this strategy – for both KCI and LGC stores – through the following programs:
     Innovative products and merchandising. This growth program is designed to ensure that the latest products with the highest potential are found on the shelves of KCI and LGC stores, and that products are displayed in ways that attract consumer attention. The company continually tests and implements new approaches to increase traffic in its stores, to increase the percentage of individuals who make purchases after they enter a store, to encourage customers to purchase higher-margin items and to increase the average purchase amount of those who buy items in the stores. At KCI stores, special brand programs, “as-seen-on-TV” items and special value close-outs are all part of this program to increase revenue on an ongoing basis. At the LGC stores, product demonstrations and sampling of gourmet food items are particularly effective in driving consumer interest and increasing sales. In addition, the LGC stores have in place a well-developed customer loyalty program, called Le Club, which is expected to contribute positively to performance at those stores.
     Hamilton Beach/Proctor-Silex brand leverage. KCI continues to leverage its lines of sourced private label merchandise featuring the Hamilton Beach® and Proctor Silex® brand names, which are unique to KCI and among KCI’s most successful and profitable product lines. These private label

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Food sampling and appealing tabletop décor are key elements for creating an engaging Le Gourmet Chef ®store experience.
Le Gourmet Chef® stores are separated into sections featuring Spices, Barbeque, Cookware, Snacks, Tex-Mex, Baking, Breakfast and Seafood. Featured is a product sampling and food-tasting station.

NACCO Industries, Inc.
non-electric product lines, offered at KCI stores, feature nearly 400 items, including gadgets, cutlery, cutting boards, barbecue tools, bakeware and cookware.
     Economic Value Income. KCI utilizes disciplined operating controls to improve margins. The company continues to use its proprietary Economic Value Income (“EVI”) business tool to maximize return per cubic foot of retail space. When combined with other revenue and margin enhancement programs, EVI assists in optimizing profit from the mix of products, the amount of space allocated to each product and the most appropriate store size. As the LGC stores become integrated into the company’s operations, EVI analysis will be utilized in those stores as well.
[PICTURE — Le Gourmet Chef® stores are separated into sections featuring Spices, Barbeque, Cookware, Snacks, Tex-Mex, Baking, Breakfast and Seafood. Featured is the Barbeque section of the Paramus, New Jersey store.]
Key Programs for Store Improvement and Expansion
     KCI’s primary strategy for growth focuses on strengthening its leadership position in outlet malls, while working to reach customers through other channels. KCI has developed a particular strength in analyzing store data and creating specialized programs for different types of channels. KCI has four programs aimed at making this strategy successful.
     Outlet mall format initiatives. With nearly 250 outlet mall locations, KCI and LGC stores can be found in a variety of outlet mall types. The company utilizes mall profiling information and segmentation analysis to assess new outlet mall locations as well as improve profitability at existing outlet malls. As a result, the company manages its outlet stores differently depending on whether an outlet mall has high-end retail tenants, is located near a tourist destination or is located in an urban or rural area. With the acquisition of the LGC stores, the company now has a solid complementary retail platform on which to expand. Initial analysis indicates significant potential for additional LGC stores, particularly in higher-end outlet malls, even when there is a KCI store present in the same outlet mall.
     The company has selectively introduced a larger store format for KCI stores in the outlet mall channel. These stores offer an expanded assortment in several key areas, including tabletop, dinnerware and glassware items. LGC stores are already generally larger than typical KCI stores. Larger KCI or LGC stores will be used where the additional cost of space can be justified.
     Traditional mall format initiatives. For some time, the company has stated its belief that the development and expansion of a traditional mall store format represents the most promising driver of future growth. This belief was a key driver in KCI’s interest in the LGC acquisition, and the company sees high-growth potential for the LGC format in traditional malls. While KCI developed and tested several formats of its own for use in this segment, the LGC store format –with its higher-end offerings, gourmet foods, home entertaining products and gifts – is excellently suited for traditional malls and represents a quicker way for the company to enter this channel. With the addition of LGC, the company has 39 permanent, traditional mall stores in a potential market of more than 500 traditional malls nationwide. The company continues to gain important insight from its KCI stores and the newly acquired LGC stores located in traditional malls. However, KCI will remain prudent regarding the pace at which it opens additional stores to ensure that store profits meet the company’s objectives.
     The company operated 23 seasonal KCI stores in traditional malls in November and December 2006. These profitable stores utilize short-term leases and a quick-to-set-up temporary store format to take advantage of the holiday gift-giving season. This program, which can be expanded, is expected to continue to add revenues and profitability in coming years.
     Vanity Fair initiative. KCI is currently taking part in a test program in which Vanity Fair Corporation rents large retail spaces, formerly occupied by large big-box retailers such as

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KCI stores create effective regional assortments, such as Ohio State Buckeyes merchandise offered in KCI’s flagship store in Chillicothe, Ohio.

NACCO Industries. Inc.
K-Mart, and converts them into “mini-malls” with a substantial number of discount retailers inside. These stores previously operated under the Outlet Market Place name, but will operate under the Vanity Fair name going forward. Vanity Fair provides all labor related to store operations, with KCI responsible only for stocking its assigned space. To date, the test stores have operated below KCI’s expectations. KCI will continue to evaluate this novel approach and work to improve profitability. Any future growth of this concept will be considered judiciously by KCI based on profit prospects.
     Internet format initiative. Sales from the company’s website, www. kitchen collection. com, decreased slightly in 2006 compared with 2005; however, this channel remains profitable for the company. Current sales on the LGC website, www.legourmetchef. com, are minimal. Efforts are under way to improve the LGC website and drive increased traffic and sales based on KCI’s experience and knowledge. As marketing activities increase, such as direct e-mail campaigns and Web partner programs, sales and profits from both the KCI and LGC websites are expected to increase.
Outlook for 2007 and Beyond
     Overall, KCI believes it has managed costs well through challenging times in the marketplace and these efforts are delivering higher profits as sales have begun to rebound. Under these conditions, and with the beneficial timing of the LGC acquisition, KCI’s 2006 net income increased significantly over the prior year to $3.7 million. The company expects modest increases in sales in 2007 from new store openings, particularly new LGC stores in outlet malls, new product offerings and continued success of other key growth programs. In addition, with a majority of the integration programs of the LGC operations scheduled to occur in 2007, KCI expects to realize many of the projected synergies in 2007. However, sustaining 2006 results in 2007 will be challenging because, in 2006, KCI only owned LGC from September through December, the most profitable four months of the year. Accordingly, KCI did not recognize the eight months of pre-acquisition normal operating results for LGC.
     KCI’s operating profit margin, including LGC, was 4 percent in 2006, which was below the company’s objective of earning a minimum operating profit margin of 5 percent. For reasons explained previously, this operating profit margin could be challenging to reach again in the next few years. However, with sustained strong consumer traffic at outlet malls, the full realization of planned synergies from the LGC acquisition and an increase in the number of stores, particularly LGC stores, KCI hopes to reach the operating profit margin target by 2008. KCI generated positive cash flow before financing activities in 2006, even after the cash outlay for the LGC acquisition. This is an outstanding result given the relative size of the acquisition. However, at the end of 2006, KCI was still in the process of restoring LGC’s depleted inventory to normal levels to ensure product availability.
     In summary, KCI will continue to pursue its objectives by maintaining disciplined cost control, offering unique products at great values and balancing its outlet mall stores with stores in traditional malls. KCI’s acquisition of LGC represents a key element of pursuing these objectives. The integration and optimization of the LGC stores and operations will be a main focus of the company’s efforts in the coming months and years.
     In closing, I want to thank all of our employees – both our existing KCI employees as well as our new employees from LGC – for their hard work and dedication, particularly those that dedicated a substantial amount of extra time and energy to the acquisition and initial integration of LGC. I look forward to working with everyone on our newly expanded team in 2007.

Randolph J. Gawelek
President and Chief Executive Officer
The Kitchen Collection, Inc.

Managing for long-term profit growth
The North American Coal Corporation

North American Coal conducts highly coordinated operations 24 hours a day, 365 days a year at most of its mines.

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NACCO Industries, Inc.
2006 Results
     North American Coal (“NACoal”) had an excellent year in 2006 with significant increases in both revenues and net income. NACoal’s six lignite coal mining operations delivered 35.4 million tons of lignite coal in 2006 compared with 34.7 million tons in 2005, maintaining NACoal’s position as the nation’s largest lignite coal producer and one of the top ten coal producers nationwide. The company’s lignite coal reserve position remains strong with a total of 2.2 billion tons, of which 1.1 billion tons are committed to current customers.
     NACoal’s limerock dragline mining operations had strong growth with limerock deliveries 56 percent higher than in 2005. Limerock deliveries totaled 39.2 million cubic yards during 2006 compared with 25.2 million cubic yards during 2005.
     NACoal’s net income in 2006 increased to $39.7 million compared with $16.2 million in 2005. A significant portion of this increase resulted from a gain of $21.5 million pre-tax, or $13.1 million after taxes of $8.4 million, from the sale of two electric draglines. Excluding the dragline sales, net income still improved more than 60 percent compared with 2005, mainly from improved results at all operations.
     As a result of this excellent year, NACoal produced a strong return on equity(1) of 60.9 percent and an improved return on total capital employed (“ROTCE”) of 25.6 percent in 2006, or 18.1 percent without the impact of the dragline sales, compared with 10.6 percent in 2005. (See reconciliations of non-GAAP ROTCE on page 45.)
     NACoal also generated very strong cash flow before financing activities of $42.9 million, which includes proceeds of approximately $30 million from the sale of two draglines. This compares with cash flow before financing activities of $5.0 million in 2005.
Vision and Goals
     NACoal’s vision is to be the leading low-cost miner of lignite coal used in power generation, coal gasification and coal-to-liquids plants and to provide selected value-added mining services for companies in the aggregates business. NACoal’s goals are to earn a minimum ROTCE of 13 percent, deliver positive Economic Value Income (“EVI”) from all existing consolidated mining operations and any new projects, maintain or increase the profitability of all existing unconsolidated project mining operations, generate substantial consolidated cash flow before financing activities from existing operations, and achieve substantial income growth by developing new mining ventures. NACoal is making good progress toward achieving all of its goals and expects further improvement in 2007.

(1)	Return on equity = 2006 net income divided by 2006 average equity (a five-point average of equity at December 31, 2005 and each of 2006’s quarter ends).
Left: The Red River Mining Company in Louisiana uses a variety of heavy-duty equipment to mine lignite coal, including, from the background forward, a Marion 7820 dragline, a hydraulic backhoe loading shovel and Caterpillar haul trucks.

[PICTURE — An Easi-Miner mines lignite coal from the ground into a Kress haul truck at the Sabine Mining Company in Texas.]

Once coal seams are exposed, lignite is collected efficiently, loaded directly into haul trucks and delivered immediately to the nearby power plant.
Industry Trends
     Safety and efficiency continue to be critical to success in the mining industry. Operating costs are highly sensitive to changes in mining routines. Recently, increases in diesel fuel cost and the availability and cost of large off-road tires for mining equipment have created additional challenges. Long lead times and significantly higher prices for new mining equipment, such as draglines, present more challenges. Difficult mining situations also put pressure on profitability. Successful companies must remain vigilant about containing costs.
     Lignite coal customers, primarily electric power plants, are under constant pressure from their end users to provide affordable power in an environmentally sensitive manner. Since mining is a relatively mature industry, mining companies must develop innovative processes to remain competitive.
     New opportunities and growth in the mining industry exist in traditional coal and aggregates mining as well as in new areas, such as coal-based alternative fuel production. In certain regions of the United States, the demand for power has increased significantly over the past few years. Significant advances in traditional power generation technology, along with natural gas prices that are still relatively high, have increased the probability that a substantial number of new coal-fired power plants will be built over the next several years. In addition, many energy companies are now considering completely new energy technologies, such as coal gasification and coal-to-liquids production. NACoal expects to continue to play a leadership role in the evolving energy, environmental and national energy policy landscape with the objective of capitalizing on the growing need for low-cost, coal-based domestic energy sources.

NACCO Industries, Inc.
     To reach its goals, NACoal has established several strategies and key programs to respond to current industry trends. The programs, designed to enhance profitability or generate growth, can be classified in three main areas: low-cost mining expertise; mining and reclamation innovation; and new business opportunities.
Key Programs to Leverage Low-Cost Mining Expertise
     NACoal leverages its highly disciplined management teams in place at existing mines to maximize efficiencies and ensure safety. The key projects supporting this mining strategy are:
     Employee Safety. Ensuring employee safety is the number-one priority at NACoal. All of the company’s twelve locations worked the entire 2006 calendar year without incurring a single lost-time accident. NACoal’s incident rate has consistently been well below the national average for surface coal mines. NACoal firmly believes that its commitment to safety and strong employee relations improves productivity and employee retention, thereby reducing costs and enhancing profitability.
     Contract Structure. Central to NACoal’s strategy are mining contracts which minimize exposure to the market price of coal. These mining contracts are carefully structured coal supply agreements that establish the specific mining services that NACoal will perform for its customers and the mechanisms by which NACoal will be compensated for performing those activities. Through these mining agreements, NACoal and its customers share a common goal of minimizing costs. By eliminating speculation on the future price of coal, these contracts are designed to provide the customer with low-cost fuel and allow the company to consistently earn sound margins for its services.
     These mining contracts also include various cost escalation mechanisms and may include performance incentives. As inevitable changes occur in mining costs, such as the costs of diesel fuel, equipment spare parts or tires, contracts are designed to adjust to those changes so NACoal neither profits excessively from, nor is unfairly burdened by, changes in these operational expenses. In the event a situation arises in which a contract is not properly capturing cost changes, NACoal works closely with the customer to resolve the issue. Several such circumstances arose in 2006 and the company is working diligently to address these issues.
     Mississippi Lignite Mining Company Improvement. Mining efficiency, productivity rates and profitability all improved in 2006 at Mississippi Lignite Mining Company (“MLMC”). Improvements also resulted from deliveries of higher quality lignite coal and automatic contractual adjustments related to coal quality.NACoal is applying creative approaches to manage higher costs for supplies, such as off-road tires.While the company expects further challenges from certain cost reimbursement issues in 2007 and anticipates slightly lower volumes in 2008 due to a planned power plant outage, significantly improved performance is expected in 2009 and beyond.MLMC has not yet achieved positive EVI, but substantial improvements are anticipated in 2007 and 2008 to help attain that goal by 2009-2010.
     Red River Mining Company Improvement. 2006 was a solid year for Red River Mining Company, with the mine achieving positive EVI.However, 2007 performance is not expected to be as strong due to a planned power plant outage and planned capital expenditures by NACoal necessary to prepare the mine for possible higher mining volumes in the future.The mine should return to normal mining volumes in 2008, with the potential for substantial volume increases and continued positive EVI in 2009 and beyond as a result of promising new business opportunities.
     Limerock Dragline Mining Operations. At NACoal’s limerock dragline mining operations in southeast Florida, future operating results could potentially be reduced as a result of a pending federal court decision, which may affect the customers’limerock mining permits in Miami-Dade County. NACoal’s customers are making every effort to ensure mining continues in these specific areas, though such a continuation

NACCO Industries, Inc.
is not guaranteed. NACoal has a relatively low capital investment in the operations affected by the litigation, and the contracts in place help protect the company from the financial impact of lower-than-projected delivery quantities. NACoal believes that the long-term prospects for limerock mining in those areas, and in Florida in general, remain quite good.
Key Programs for Mining and Reclamation Innovation
     A second key NACoal strategy is to research, develop and deploy new mining and reclamation techniques. The company’s culture of inquiry,creativity and excellence along with the following programs support this strategy:
     Mining and Management Innovation. NACoal continues to be a leader in developing innovative mining and management methods. These methods have improved mining efficiencies and coal recovery, reduced costs, enhanced safety and lessened the environmental impact of mining. For example, NACoal is utilizing a computerized tracking system at certain mines, which allows supervisors to view the locations of a mine’s haul trucks and, based on the locations from which the coal was mined, the quality of coal being hauled in each truck can be estimated as it approaches the power plant. At other mines, NACoal employs on-line coal analyzers, which quickly determine a more precise measurement of coal quality as coal is delivered to the power plants. Both of these systems provide power plant operators early knowledge of coal quality, allowing more effective coal blending for optimal plant performance. These systems improve plant efficiency and, ultimately, result in low cost electricity to end users.
[PICTURE — MLMC’s Red Hills Mine received a National Award for Excellence in Surface Coal Mining & Reclamation from the U.S. Department of Interior’s Office of Surface Mining for establishing reforested areas in a difficult Southern climate.]
     Environmental Commitment. NACoal is committed to protecting the environment by restoring mined land to its original or an improved condition. To ensure reclamation accuracy and effectiveness, the company utilizes innovations such as global positioning devices in the earthmoving equipment which link to electronic maps. The company has been a prominent recipient of environmental awards over the years, and in 2006, MLMC’s Red Hills Mine received a National Award for Excellence in Surface Coal Mining & Reclamation from the U.S. Department of Interior’s Office of Surface Mining.
Key Programs for New Business Opportunities
     NACoal’s strategy for growth is focused on understanding and satisfying the mining and energy needs of each region where the company operates. NACoal sustains long-term partnerships in these regions. The company’s intense focus on opportunity analysis, networking and new business development activities guide this strategy. Elements of the company’s business development opportunities include:
     Leveraging NACoal’s Lignite Coal Reserves. NACoal either mines, controls or owns data on many lignite reserves in North Dakota, Texas, Mississippi and Louisiana. NACoal has what it believes is the most extensive bank of geological data on lignite coal reserves in the country. This wealth of data provides a strategic advantage to NACoal as it works to identify, prioritize and pursue opportunities to develop new mining operations. Based on results of these ongoing analyses, NACoal adjusts its ownership plans for its existing lignite coal reserves as well as its strategies for securing ownership or leases for additional reserves, which offer potential for future development. Potential projects in each of these regions include new facilities for traditional power generation, coal gasification, coal-to-liquids conversion and coal beneficiation. NACoal’s potential involvement in these projects ranges from mining the coal that fuels these facilities to being a partner in the operation or business venture. The company believes its reserves are well positioned for these ventures and NACoal is optimistic about the near-term prospects for opportunities in each of the regions.
     Mining NACoal Reserves for Direct Coal-fired Power Generation. The foundation for identifying new lignite coal mining projects continues to be the ongoing analysis of power generation supply and demand in each of the regions where NACoal owns or controls reserves. As opportunities arise,

[FULL PAGE PICTURE]

NACoal applies award-winning approaches to manage soil erosion during early land reclamation so new trees can take hold faster.
Three phases of land reclamation at MLMC’s Red Hills Mine from foreground back: reclamation preparation using innovative materials to prevent soil erosion, pine tree seedlings and new grassy areas and successfully reforested pine trees.

[PICTURE — At The Sabine Mining Company in Texas, land once used for surface mining now hosts migrating waterfowl in the fall and spring. ]

NACoal returns mined land to its original or an improved condition, often leaving behind beautiful wildlife preserves.
the company actively promotes the use of lignite coal owned or controlled by NACoal as the primary fuel for potential new power plants.
     Mining NACoal Reserves for Coal Gasification. NACoal believes that, in the long term, the future development of coal reserves in the United States will depend greatly upon the adoption of new technologies that substantially lower emissions. One of the most promising new technologies involves gasifying coal, which can significantly reduce key emissions such as SO2 (sulfur dioxide), NOx (nitrogen oxide), particulates and mercury. The highly efficient process of coal gasification also produces an emission stream that allows for CO2 (carbon dioxide) capture and sequestration. For example, since 1984, NACoal’s Coteau Mine has supplied lignite to Dakota Gasification, the only full-scale and fully operational coal-to-synfuel plant in the United States. The plant captures CO2 during the gasification process and pipes it from North Dakota to a customer in Canada, where it is injected into mature oil wells for enhanced oil recovery. NACoal is participating in several research projects and is in discussions with potential customers or partners involving development of other full-scale coal gasification plants.
     Mining NACoal Reserves for Coal-based Energy Production. The company continues to invest significant resources in understanding and promoting new clean coal energy technologies. NACoal has developed its own vision, called FlexGen, which, in addition to generating electricity, could produce a variety of marketable by-products, including synthetic natural gas, synthetic diesel or jet fuel, and petrochemical feedstocks. This process also could extract hydrogen that can be used in fuel cells to generate emission-free power. In addition, the company is studying a number of enhanced coal and coal-to-liquids technologies and opportunities, which are increasingly financially attractive in light of higher sustained prices for natural petroleum products.

NACCO Industries, Inc.
     Utilizing Lignite Coal Enhancement Technologies. NACoal and one of its customers have developed a process to use waste heat from power plants to dry lignite coal to enhance its value, a process known as coal beneficiation. NACoal and its customer expect to apply the technology not only to the customer’s facilities, but also to offer the technology to other facilities, both domestic and international, that utilize lignite coal. NACoal believes that this innovative coal beneficiation process will add value to its own and others’ operations and contribute to the company’s profitability over time.
     Contract Mining of Lignite Coal. NACoal, the nation’s largest miner of lignite coal, is widely regarded as an efficient and effective mining partner, and as a result, periodically is presented with opportunities to act as a contract miner for reserves owned by others. NACoal is optimistic that at least one of several projects currently under evaluation, some with current power generation customers, will come to fruition and contribute to profit growth in the future.
     Contract Mining of Aggregates. The company is optimistic that niche growth opportunities for providing high value-added services for aggregates, such as limerock dragline mining services, will continue to emerge. Discussions are ongoing with NACoal’s existing limerock customers, as well as other limerock producers, about NACoal providing additional mining services to meet limerock production requirements not now served by the company.
Outlook for 2007 and Beyond
     Overall, NACoal expects increasingly enhanced performance from its current operations, including MLMC, over the next few years. In addition, NACoal is encouraged that more new project opportunities may become available and expects to continue its efforts to develop new coal projects. The company is pursuing a number of potential opportunities which could add significantly to the company’s long-term profitability. Accordingly, the company expects to incur expenditures for the acquisition and development of additional uncommitted coal reserves in 2007.
     Key programs at NACoal are anticipated to help the company reach or exceed each of its objectives. ROTCE was 25.6 percent in 2006, exceeding NACoal’s goal of 13 percent, and prospects for sustaining ROTCE at current levels are good for 2007 and 2008. (See reconciliations of non-GAAP ROTCE on page 45.) The company achieved positive EVI in 2006 at Red River Mining Company, the San Miguel Lignite Mining Operations and the limerock dragline mining operations, and EVI at MLMC is expected to be improving consistently over the next few years. The company’s unconsolidated mining operations are consistently performing well. Cash flow before financing activities at existing operations was very good in 2006 and prospects are very strong for future years. Finally, growth opportunities from new ventures are promising.
[PICTURE — North American Coal’s limerock dragline mining operation at White Rock Quarry in South Florida.]
     In closing, I would like to take this opportunity to extend our special thanks to Cliff Miercort, who retired as President and Chief Executive Officer of NACoal in March 2006. Cliff worked for NACoal for 30 years and led the company for the past 17 years. Under Cliff’s leadership, NACoal expanded its lignite coal mining operations in Texas, Louisiana and Mississippi and expanded its mining services to include the dragline mining of limerock in Florida. Cliff’s guidance and inspiration will be missed, and we wish him all the best in his retirement.
     Finally, in reflecting on my first year as President and Chief Executive Officer, I want to thank all NACoal employees for their hard work and dedication in making 2006 another safe and successful year. I look forward to our continued success in 2007.
Robert L. Benson
President and Chief Executive Officer
The North American Coal Corporation

Managing for long-term profit growth
SUPPLEMENTAL DATA
RECONCILIATION OF FINANCIAL TARGETS TO NET INCOME:
Minimum Operating Profit Target, Break-Even Net Income Target and Minimum Return on Capital Employed Target as of December 31, 2006

	(U.S. dollars in millions, except per share amounts)
	NMHG
Subsidiaries with Minimum Operating Profit Targets	Wholesale	HB/PS	KCI	Total
2006 revenues, as reported	$2,317.9	$546.7	$164.8	$3,029.4
x Operating profit target percentage	9.0%	10.0%	5.0%	N/A

= Operating profit at target	$208.6	$54.7	$8.2	$271.5

Less: 2006 operating profit, as reported for NMHG Wholesale, HB/PS and KCI	(76.5)	(42.5)	(6.8)	(125.8)

Difference between 2006 operating profit, as reported, and operating profit target	$132.1	$12.2	$1.4	$145.7
Less: Income tax expense at 38%*	(50.2)	(4.6)	(0.5)	(55.3)

Net income difference between reported operating profit and operating profit target for NMHG Wholesale, HB/PS and KCI	$81.9	$7.6	$0.9	$90.4

	NMHG
Subsidiaries with Break-Even Net Income Targets	Retail
Net income at target	$—
2006 Net income, as reported — NMHG Retail	(9.1)

Net income difference between reported and target for NMHG Retail	$9.1			$9.1

Net income difference between reported and target for Consolidated NMHG, HB/PS and KCI	$91.0	$7.6	$0.9	$99.5

Subsidiaries with Minimum Return on Total Capital Employed Targets	NACoal
2006 average equity (12/31/2005 and at each of 2006’s quarter ends)	$65.2
2006 average debt (12/31/2005 and at each of 2006’s quarter ends)	107.6

Total 2006 average capital employed	$172.8
Return on total capital employed target percentage	13.0%

Return on total capital employed target = target net income before interest expense, after tax	$22.5

2006 net income, as reported	$39.7
Plus: 2006 interest expense, as reported	7.4
Less: Income taxes on 2006 interest expense at 38%*	(2.8)

Actual 2006 return on total capital employed = actual net income before interest expense, after tax	$44.3

Actual 2006 return on total capital employed percentage	25.6%

Return on total capital employed target = target net income before interest expense, after tax	$22.5
Actual return on total capital employed = actual net income before interest expense, after tax	(44.3)

Return on total capital employed difference between actual and target	$(21.8)

Return on total capital employed target = target net income before interest expense, after tax	$22.5
Less: 2006 interest expense, as reported	(7.4)
Plus: Income taxes on 2006 interest expense at 38%*	2.8

Target net income at target return on total capital employed	$17.9

Less: Target Net income at target return on total capital employed since actual exceeds target	$(17.9)

Net income difference between reported net income and target net income at target return on total capital employed	$—	$—

Total of net income differences between reported and targets		$99.5

Earnings per share impact at 8.234 million basic shares outstanding		$12.08

Earnings per share impact at 8.242 million diluted shares outstanding		$12.07

Return on total capital employed is provided solely as a supplemental disclosure with respect to income generation because management believes it provides useful information with respect to earnings in a form that is comparable to the Company’s cost of capital employed, which includes both equity and debt securities.

*	Tax rate of 38% represents the Company’s marginal tax rate compared with 2006’s effective tax rate of 23.1%.

NACCO Industries, Inc.
RECONCILIATION OF RETURN ON TOTAL CAPITAL EMPLOYED:

	(U.S. dollars in millions)
2006	NMHG	HB/PS	KCI	NACoal

2006 average equity (12/31/2005 and each of 2006’s quarter ends)	$452.0	$123.2	$13.1	$65.2
2006 average debt (12/31/2005 and at each of 2006’s quarter ends)	332.2	54.0	9.3	107.6

Total 2006 average total capital employed	$784.2	$177.2	$22.4	$172.8

2006 net income, as reported	$34.6	$22.2	$3.7	$39.7
Plus: 2006 interest expense, as reported	31.8	4.8	0.7	7.4
Less: Income taxes on 2006 interest expense at 38%*	(12.1)	(1.8)	(0.3)	(2.8)

Actual return on total capital employed = actual net income before interest expense, after tax	$54.3	$25.2	$4.1	$44.3

Actual return on total capital employed percentage	6.9%	14.2%	18.3%	25.6%

Less: After-tax gain on the sale of draglines at NACoal				(13.1)

Adjusted return on total capital employed = adjusted net income before interest expense, after tax				$31.2

Adjusted return on total capital employed percentage				18.1%

2005	NMHG	HB/PS	KCI	NACoal
2005 average equity (12/31/2004 and each of 2005’s quarter ends)	$436.1	$132.6	$11.5	$84.9
2005 average debt (12/31/2004 and at each of 2005’s quarter ends)	315.9	55.6	8.8	117.4

Total 2005 average total capital employed	$752.0	$188.2	$20.3	$202.3

2005 net income, as reported	$18.1	$20.3	$1.0	$16.2
Plus: 2005 interest expense, as reported	34.9	5.3	0.6	8.5
Less: Income taxes on 2005 interest expense at 38%**	(13.3)	(2.0)	(0.2)	(3.2)

Actual return on total capital employed = actual net income before interest expense, after tax	$39.7	$23.6	$1.4	$21.5

Actual return on total capital employed percentage	5.3%	12.5%	6.9%	10.6%

Return on total capital employed is provided solely as a supplemental disclosure with respect to income generation because management believes it provides useful information with respect to earnings in a form that is comparable to the Company’s cost of capital employed, which includes both equity and debt securities.

*	Tax rate of 38% represents the Company’s marginal tax rate as compared with 2006’s effective income tax rate of 23.1%.

**	Tax rate of 38% represents the Company’s marginal tax rate as compared with 2005’s effective income tax rate of 18.5%.

Managing for long-term profit growth
Officers and Directors

Officers and Directors of NACCO Industries, Inc.

Officers:

Alfred M. Rankin, Jr.
Chairman, President and Chief Executive Officer

Charles A. Bittenbender
Vice President, General Counsel and Secretary

J.C. Butler, Jr.
Vice President-Corporate Development and Treasurer

Lauren E. Miller
Vice President-Consulting Services

Kenneth C. Schilling
Vice President and Controller

Dean E. Tsipis
Assistant General Counsel and Assistant Secretary

Directors:

Owsley Brown II
Chairman,
Brown-Forman Corporation

Dennis W. LaBarre
Partner, Jones Day

Richard de J. Osborne
Retired Chairman and Chief Executive Officer, ASARCO Incorporated

Alfred M. Rankin, Jr.
Chairman, President and Chief Executive Officer, NACCO Industries, Inc.

Ian M. Ross
President Emeritus,
AT&T Bell Laboratories

Michael E. Shannon
President, MEShannon & Associates, Inc. Retired Chairman, Chief Financial and Administrative Officer, Ecolab, Inc.

Britton T. Taplin
Principal, Western Skies Group, Inc.

David F. Taplin
Self employed (tree farming)

John F. Turben
Chairman of the Board, Kirtland Capital Corporation

Eugene Wong
Emeritus Professor,
University of California at Berkeley

Director Emeritus

Thomas E. Taplin

Officers of Subsidiaries

Officers of NACCO Materials Handling Group, Inc.

Corporate:

Michael P. Brogan
President and Chief Executive Officer

Colin Wilson
Vice President and Chief Operating Officer

Victoria L. Rickey
Vice President, Chief Marketing Officer

Michael K. Smith
Vice President, Finance and Information Systems, and Chief Financial Officer

James M. Phillips
Vice President, Human Resources

Michael E. Rosberg
Vice President, Global Supply Chain

Gopi Somayajula
Vice President, Counterbalanced Engineering

Carolyn M. Vogt
Vice President, General Counsel and Secretary

Daniel P. Gerrone
Controller

Jeffrey C. Mattern
Treasurer

Americas:

James W. Donoghue
Vice President, Marketing and Distribution, Americas

Gregory J. Dawe
Vice President, Manufacturing, Americas

Donald L. Chance, Jr.
Vice President; President, Yale Materials Handling Corporation

D. Paul Laroia
Vice President; President, Hyster Company

Raymond C. Ulmer
Vice President, Finance and Information Systems, Americas

Europe, Africa and Middle East:

Ralf A. Mock
Managing Director, Europe, Africa and Middle East

Stephen R. West
Vice President, Finance and Information Systems, Europe, Africa and Middle East

Asia-Pacific:

Nobuo Kimura
President, Sumitomo NACCO Materials Handling Co., Ltd.

Officers of Hamilton Beach/ Proctor-Silex, Inc.

Dr. Michael J. Morecroft
President and Chief Executive Officer

Paul C. Smith
Senior Vice President-Sales

Keith B. Burns
Vice President-Engineering and New Product Development

Kathleen L. Diller
Vice President, General Counsel and Human Resources, and Secretary

Gregory E. Salyers
Vice President-Operations and Information Systems

James H. Taylor
Vice President, Chief Financial Officer and Treasurer

Gregory H. Trepp
Vice President-Marketing

Officers of The Kitchen Collection, Inc.

Randolph J. Gawelek
President and Chief Executive Officer

Robert O. Strenski
Senior Vice President Merchandising

Emil S. Wepprich
Vice President Supply Chain

L.J. Kennedy
Secretary and Treasurer

Mark A. Kleparek
Vice President General Merchandise Manager-Le Gourmet Chef

Charles J. LaPlaca
Vice President Supply Chain-Le Gourmet Chef

Christopher Green
Vice President Product Development-Le Gourmet Chef

Officers of The North American Coal Corporation

Robert L. Benson
President and Chief Executive Officer

Bob D. Carlton
Vice President-Financial Services

Douglas L. Darby
Vice President-Engineering and Eastern Operations

Michael J. Gregory
Vice President-Southern Operations and Human Resources

Thomas A. Koza
Vice President-Law and Administration, and Secretary

Dan W. Swetich
Vice President-Northern Operations and President of Falkirk Mining Company

Lee A. Burton
Controller

K. Donald Grischow
Treasurer

The following information related to the Company’s stock performance was not included in or incorporated by reference into, and shall not be deemed to constitute a part of, the Company’s Annual Report on Form 10-K filed with the SEC.
Stock Price Performance Presentation
The following graphs compare the Company’s total annual stock price performance on Class A Common Stock against the total stock price performance of the Russell 2000 Index and, in the case of Graph 1, the Russell 2000 Producer Durables Index for the periods indicated. The graphs present the year-end value of a $100 investment, at the base point, for each index assuming the reinvestment of dividends.
In accordance with the regulations promulgated by the SEC, Graph 1 compares the stock price performance based upon the difference between the stock price at the beginning of each fiscal year and the stock price at the end of the fiscal year for the five-year period commencing January 1, 2002 (base point December 31, 2001) and ending December 31, 2006.
          2002-2006 Stock Price Performance Graph 1
The Company believes that the measurement set forth in Graph 1, which is based upon the stock price at a single point in time in each year, does not adequately reflect the Company’s stock price performance over the period because of the numerous periodic fluctuations throughout the year in both the price of the Company’s stock and the level of the Russell 2000 Index. The Company, therefore, has provided Graph 2, which compares the returns for the Company and the Russell 2000 Index based upon the average of the daily closing stock price compared with the corresponding information from Graph 1, which is based upon the change in the stock price for each fiscal year for the same period as in Graph 1.

          2002-2006 Stock Price Performance Graph 2
The Company believes that although sustained operating and financial performance will ultimately be reflected in stock price, the five-year period portrayed in the foregoing graphs is too brief a period over which to measure the results of significant strategic activities, and that corporate financial and strategic performance will be reflected in stock price only when measured over the long term. The Company, therefore, has included Graph 3, which compares the 10-year returns for the Company and the Russell 2000 Index based on the average stock price for the year computed using the same method as in Graph 2 for the 10-year period commencing January 1, 1997 (base point December 31, 1996) and ending December 31, 2006.
          1997-2006 Stock Price Performance Graph 3

Managing for long-term profit growth
Corporate Information

Annual Meeting

The Annual Meeting of Stockholders of NACCO Industries, Inc. will be held on May 9, 2007, at 9 a.m. at the corporate office located at: 5875 Landerbrook Drive, Suite 300 Cleveland, Ohio 44124

Form 10-K

Additional copies of the Company’s Form 10-K filed with the Securities and Exchange Commission are available through NACCO’s website (www.nacco.com) or by request to: Investor Relations, NACCO Industries, Inc., 5875 Landerbrook Drive, Suite 300 Cleveland, Ohio 44124

Stock Transfer Agent and Registrar

National City Bank
Corporate Trust Operations P.O. Box 92301,
Dept. 5352
Cleveland, Ohio 44193-0900
1-800-622-6757

Legal Counsel

Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114

Independent Auditors

Ernst & Young LLP
1300 Huntington Building
925 Euclid Avenue
Cleveland, Ohio 44115

Stock Exchange Listing

The New York Stock Exchange
Symbol: NC

Annual CEO Certification

On June 8, 2006, in accordance with Section 303A.12(a) of the New York Stock Exchange Listed Company Manual, our Chief Executive Officer, Alfred M. Rankin, Jr., submitted his annual certification to the New York Stock Exchange following our annual stockholders’ meeting, stating that he is not aware of any violations by NACCO Industries, Inc. of the NYSE’s Corporate Governance listing standards as of that date.

Investor Relations Contact

Investor questions may be addressed to:
Christina Kmetko, Manager-Finance
NACCO Industries, Inc.
5875 Landerbrook Drive, Suite 300
Cleveland, Ohio 44124
(440) 449-9669
E-mail: ir@naccoind.com

NACCO Industries Website

Additional information on NACCO Industries may be found at the corporate website, www.nacco.com. The Company considers this website to be one of the primary sources of information for investors and other interested parties. Areas of interest on the website include:

• Historical timeline charting NACCO’s evolution
• In-depth background data on each subsidiary company
• Investor Relations section with detailed financial data
• Specific section on Corporate Governance
• News room section with archived news releases
• Calendar of events with e-mail alert sign-up

Subsidiary Company Websites

The websites of several subsidiary companies and their brands can be found at the following locations:

NACCO Materials Handling Group:
www.nmhg.com

Hyster North America:
www.hyster.com

Hyster Europe:
www.hyster.co.uk

Hyster Asia-Pacific:
www.hyster.com.au

Yale North America:
www.yale.com

Yale Europe:
www.yale-europe.com

Yale Asia-Pacific:
www.yale.com.au

Hamilton Beach /Proctor-Silex–U.S.:
www.hamiltonbeach.com
www.proctorsilex.com
www.hbeclectrics.com
www.buytraditions.com
www.trueair.com
http://commercial.hamiltonbeach.com

Hamilton Beach /Proctor-Silex–Mexico:
www.hamiltonbeach.com.mx
www.proctorsilex.com.mx
www.trueair.com.mx

Kitchen Collection:
www.kitchencollection.com
www.legourmetchef.com

North American Coal:
www.nacoal.com

NC Listed NYSE

NACCO Industries, Inc.
5875 Landerbrook Drive • Cleveland, Ohio 44124
An Equal Opportunity Employer

Printed in U.S.A.